UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

    LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, June 3, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Thursday, June 3, 2010 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Emeryville, California for the following purposes:

1.	To elect our board’s nine nominees for director to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 7, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

As we did in 2009, we are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about April 21, 2010, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Robert L. Lattuga
Vice President, Legal Affairs and Corporate Secretary

Emeryville, California

April 21, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

6401 Hollis Street

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

As we did for our 2009 annual meeting, under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice and, as required, any other printed proxy materials, on or about April 21, 2010 to all stockholders of record entitled to vote at the annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2010 annual meeting of stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you receive a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 3, 2010 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street in Emeryville, California. Directions to the annual meeting may be found at www.leapfrog.com under About Us—Contact Us.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 7, 2010 will be entitled to vote at the annual meeting. On the record date, there were 37,068,857 shares of Class A common stock and 27,140,794 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 7, 2010, your shares of LeapFrog’s Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 7, 2010, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote and for which we are soliciting your proxy:

1.	The election of our board’s nine nominees for director.

2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” the proposal or abstain from voting. The procedures for voting are as follows:

Voting via the Internet

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You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

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You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through our Internet voting site.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

•

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

If your shares are held by your broker, bank or another agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2010 to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between February 3, 2011 and March 5, 2011. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. This year, under a new amendment to the NYSE rules, elections of directors, even if not contested, are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.

With respect to the ratification of Ernst & Young, the inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes would have no effect and would not be counted towards the vote total for the proposal.

How many votes are needed to approve each of our proposals?

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Proposal 1—Election of our nine nominees for director. The nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

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Proposal 2—Ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2010. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person or represented by proxy the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 37,068,857 shares of Class A common stock outstanding and 27,140,794 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total 308,476,797 votes. Thus, holders of shares representing at least 154,238,399 votes must be present in person or represented by proxy at the meeting to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of April 7, 2010, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of April 7, 2010.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Executive Compensation—Compensation Discussion and Analysis,” contains forward-looking statements, including statements regarding our expectations for sales trends, profitability, expenses, or other measures of financial performance in future periods, and the effects of strategic actions on future financial performance. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” in Item 1A of our 2009 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 22, 2010. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized LeapFrog directors has been fixed at nine by a resolution of our board of directors. There are nine nominees for director at this annual meeting. Stockholders cannot submit proxies voting for a greater number of persons than the nine nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders except for William B. Chiasson, who was appointed by our board of directors as of March 1, 2010 in connection with his appointment as our Chief Executive Officer and President. LeapFrog’s policy is to encourage nominees for director to attend the annual meeting of stockholders. Three directors attended our 2009 annual meeting.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by LeapFrog. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of March 31, 2010 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Position/Office Held with LeapFrog
William B. Chiasson	57	Chief Executive Officer, President and Director
Jeffrey G. Katz	54	Executive Chairman of the board
Thomas J. Kalinske	65	Vice Chairman of the board
Paul T. Marinelli	42	Director
Stanley E. Maron	61	Director
E. Stanton McKee, Jr.	65	Director
David C. Nagel	64	Director
Philip B. Simon	57	Director
Caden Wang	57	Director

Our board’s nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial, marketing, technical and governance expertise, and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting and nominating members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and any other qualities that the committee views as critical to effective functioning of the board. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the committee to believe that , as of the date of this proxy statement, that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate board member, and these views may differ from the views of other members.

William B. Chiasson has served as our Chief Executive Officer and President, and has served as a member of our board of directors, since March 2010. He served as our Chief Financial Officer from November 2004 through February 2010. Before joining us, he served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a marketer of apparel, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc., a division of Phillip Morris Companies and a manufacturer and seller of branded foods and beverages, most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson received his B.A. from the University of Arizona and his M.B.A. from the University of Southern California.

Mr. Chiasson’s ongoing leadership role at LeapFrog, now as Chief Executive Officer, means that he can contribute a deep understanding of our day-to-day operations to the board. He brings many years of experience with consumer products companies through his experience at LeapFrog, Levi Strauss & Co. and Kraft Foods, Inc. Also, his long service as a public-company executive officer gives him extensive knowledge of and experience with business operations and strategy, including compensation and corporate governance matters, finance and accounting issues, regulatory requirements, and risk awareness and management. Mr. Chiasson also offers substantial finance and strategy experience, having served as our Chief Financial Officer and as the Chief Financial Officer of Levi Strauss & Co., and in other senior financial roles at other public companies.

Jeffrey G. Katz has served as a member of our board of directors since June 2005 and as Executive Chairman of the board since March 2010. Previously, he served as our Chief Executive Officer and President from July 2006 through February 2010, and as Chairman of the board from March 2009 through February 2010. Mr. Katz has served as the Chief Executive Officer of NexTag, Inc., an operator of comparison shopping sites, since March 2010. Before joining us, Mr. Katz served as the Chairman and Chief Executive Officer of Orbitz, Inc., an online travel company, from 2000 to 2004. From 1997 to 2000, Mr. Katz was President and Chief Executive Officer of Swissair, a publicly held airline. From 1980 to 1997, he served in a variety of roles at American Airlines, a publicly held airline, including Vice President of American Airlines and President of the Computerized Reservation System Division of SABRE. Mr. Katz serves on the board of directors of Sojern, Inc., a privately held company that operates a targeted advertising network. Mr. Katz earned a B.S. in mechanical engineering from the University of California, Davis, and M.S. degrees from both Stanford University and the Massachusetts Institute of Technology.

Mr. Katz’s recent service as President and Chief Executive Officer of LeapFrog means that he can contribute a deep understanding of the company’s day-to-day operations to the board, and his role as Executive Chairman includes a management advisory role. His experience as Chief Executive Officer of LeapFrog, Chief Executive Officer of Orbitz and President of the Computerized Reservation System Division of SABRE, provides significant experience in online marketing and sales, customer relationship management and operations to the board. In addition, his engineering educational background allows him to contribute his technical knowledge to board discussions. With substantial experience leading public companies, including as Chief Executive Officer of LeapFrog, Orbitz and Swissair, Mr. Katz also provides the board with strong general knowledge of public company operations, including oversight of extensive sales organizations and other such organizations within the company, finance and accounting issues, regulatory requirements, and risk awareness and management, among other things.

Thomas J. Kalinske has served as our Vice Chairman since July 2006. From February 2004 to July 2006, Mr. Kalinske served as our Chief Executive Officer and previously served in that same capacity from September 1997 to March 2002. He has served on our board of directors since September 1997 and was the Chairman of our board of directors from September 1997 to February 2004. From April 2007 to May 2008, Mr. Kalinske served as Chief Executive Officer of cFares, Inc., an online meta search company. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive

Officer of Mattel, Inc. Mr. Kalinske has served as Chair of the Toy Manufacturers Association of America and, in 1997, he was inducted into the Toy Industry Hall of Fame. Mr. Kalinske has served as a director on the board of directors of Blackboard Inc., a publicly held company that provides enterprise learning software applications, since April 2007, and is a member of its audit committee. He has also served on the board of directors and audit committee of Cambium Learning Group, Inc., a publicly held company that provides educational materials to schools for at risk and special need student populations, since February of 2010. Mr. Kalinske also serves as Executive Chairman of the board of directors of Moonshoot, a privately held developer of online English language learning games for non-English speaking children. Mr. Kalinske previously served as a director of Spring Group plc from October 1999 through March 2006. Spring Group plc was a publicly held provider of recruitment, professional staffing and related services based in the UK. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Mr. Kalinske has been a leader in a number of technology, toy and education ventures, and brings extensive experience with electronic gaming and toys to LeapFrog and its board of directors. He has extensive experience in the toy industry, having served as Chief Executive Officer of Mattel, a leading toy manufacturer and public company, and as chair of the Toy Manufacturer’s Association of America, and having later served as our Chief Executive Officer and Chairman. In addition, Mr. Kalinske has served in various leadership positions within LeapFrog since its inception. He brings to the board a deep understanding of the LeapFrog business and organization, and extensive experience in the areas of technology, toys, gaming and educational ventures, all areas that align closely with LeapFrog’s continuing strategic focus on technology-based learning toys, gaming and reading. His background in relevant industries and his long career of leadership as a director and as an officer of various companies, including a current directorship for a public company other than LeapFrog, allow him to provide the board pertinent strategic and business insight based on extensive experience.

Paul T. Marinelli was appointed to our board of directors in March 2009. Mr. Marinelli has served as Vice President of Lawrence Investments, LLC, or Lawrence Investments, a private equity investment firm that is controlled by Lawrence J. Ellison, since May 2004. In March 2009, Mr. Marinelli was proposed for membership on our board of directors by Mollusk Holdings, a subsidiary of Lawrence Investments and the owner of shares representing a majority of our outstanding voting power. From September 1999 to May 2004, he held the position of Corporate Development Group Director at Cadence Design Systems, an electronic design automation software and services company, where he managed several dozen acquisitions and strategic investments. Prior to 1999, Mr. Marinelli held various financial roles at PricewaterhouseCoopers, AlliedSignal and EMCON. Mr. Marinelli earned a B.S. from the University of California, Berkeley, and an M.B.A. from Cornell University. Mr. Marinelli has served as a member of our nominating and corporate governance committee since March 2009.

Mr. Marinelli’s educational background and experience in finance and business development at various companies, including a major auditing firm, provide the board with extensive significant expertise in matters such as mergers and acquisitions and financings. In addition, Mr. Marinelli’s experience at Cadence Design Systems gives him insight into and experience at a technology-based business, which aligns with LeapFrog’s significant technology focus. Mr. Marinelli’s service as Vice President of Lawrence Investments also enables him to represent our stockholders and serve as a liaison between the board and our stockholders.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately held European real estate development company, and also serves as an officer and director of privately held companies affiliated with Knowledge Learning Corporation, a for-profit provider of early child care learning. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since July 2006, and on our compensation and nominating and corporate governance committees since May 1, 2008.

Mr. Maron’s long tenure on our board of directors contributes continuity and a detailed understanding of LeapFrog’s business and industry to our board and the three committees on which he serves. His ongoing work as a senior corporate and tax attorney gives him legal expertise and experience that are valuable to the board when analyzing issues that involve such legal considerations. His experience serving as a director of LeapFrog and other companies has also provided him with valuable knowledge regarding accounting and financial reporting matters. In addition, his experience as a corporate lawyer and his service as a director of other companies provides him with a broad perspective on corporate governance practices for boards of directors, knowledge and experience with board duties and responsibilities in the context of major corporate transactions and the phases of corporate existence, and insight into trends and best practices for areas like compensation and benefits, risk management and talent development. He constitutes an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee.

E. Stanton McKee, Jr. was appointed to our board of directors in November 2003. From 1989 until his retirement in November 2002, Mr. McKee served as Chief Financial and Administrative Officer of Electronic Arts Inc., a developer and publisher of interactive entertainment. From 1982 to 1989, Mr. McKee was Chief Financial Officer of Digital Research, Inc, a privately held developer of operating systems, computer languages and applications. Mr. McKee also served in the consulting division of Arthur Andersen for seven years. Mr. McKee has served on the board of directors of ArcSight, Inc., a publicly held company that provides security and compliance management software and appliances to government and commercial entities, since February 2005; he is a member of its corporate governance committee and chairs its audit committee. Mr. McKee has served on numerous private company and joint venture boards and currently serves on the board of a private company. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chair of our audit committee since November 2003 and as a member of our compensation committee since July 2009.

Mr. McKee has extensive financial reporting, financial transaction, investor relations, and general financial and management experience, having served as a chief financial officer for more than 20 years, including more than 13 years with a publicly held company. He has also had responsibility for manufacturing, supply chain, and some international operations, all of which are components of LeapFrog’s business. He has extensive experience with mergers and acquisitions and strategic transactions having, in addition to his chief financial officer duties, been responsible for corporate development for a number of years, executing many acquisitions, investments and joint ventures, both domestically and internationally. His experience in the electronic game business, including both content development and retail distribution oversight, has direct applicability to LeapFrog’s business. He is a financial expert as defined in applicable SEC rules, and the chairman of our audit committee based on his education and substantial experience in the field. His work at Electronic Arts and his service on the boards of directors of several companies, including a public company other than LeapFrog, give him broad-based knowledge in corporate governance, compensation and financial matters currently faced by companies operating in industries similar to LeapFrog’s. He constitutes an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on the audit committee. In addition, Mr. McKee qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which allows him to be part of our performance compensation award subcommittee, as discussed below under “Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” regarding the establishment of that subcommittee.

David C. Nagel, Ph.D. was appointed to our board of directors in September 2005. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Dr. Nagel has served on the board of directors and compensation committee of each of Align Technology, Inc., a publicly held company that develops and sells orthodontics medical devices (since July 2009), Tessera Technologies, Inc., a publicly held company that develops semiconductor packaging technology (since May 2005), and Openwave Systems Inc., a publicly held company that develops software for mobile and broadband operators (since January 2008). Dr. Nagel earned a B.S., an M.S. and a Ph.D. from the University of California, Los Angeles. Dr. Nagel has served as a member of our compensation committee since February 2006 (and as the Chair since November 2006), and as a member of our strategy committee from April 2006 until it was dissolved in July 2007.

Dr. Nagel has held multiple leadership positions at technology companies, both as chief executive officer and chief technology officer. This experience with companies in the telecommunications and mobile device sectors is applicable to LeapFrog’s current business as we increasingly focus on mobile and web-enabled educational entertainment platforms, and enables him to contribute to the board his insights and guidance on effective strategic options as we expand our technology-based learning toys and platforms. Dr. Nagel’s experience as a director of public companies other than LeapFrog gives him broad-based experience in corporate governance, compensation and financial matters affecting technology companies. Dr. Nagel serves on the compensation committees of three other public companies, which gives him wide-ranging and extensive experience with executive compensation matters and the duties of compensation committees. He constitutes an independent director under Section 303A.02 of the NYSE listing standards. In addition, Dr. Nagel qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code, which allows him to be a member of our performance compensation award subcommittee, as discussed below under “Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” regarding the establishment of that subcommittee.

Philip B. Simon was appointed to our board of directors in March 2009 and served as Presiding Director with the role of presiding over executive sessions of the board from March 2009 to March 2010. Mr. Simon is President of Lawrence Investments, a private equity investment firm that is controlled by Lawrence J. Ellison. In March 2009, Mr. Simon was proposed for membership on our board of directors by Mollusk Holdings, a subsidiary of Lawrence Investments and the owner of shares representing a majority of our outstanding voting power. For 16 years, prior to joining Lawrence Investments in 1997, Mr. Simon was partner in Howson & Simon LLP, a professional tax and accounting services firm. Mr. Simon served as a director of Spring Group plc from October 2003 through March 2006; Spring Group plc was a publicly held provider of recruitment, professional staffing and related services based in the UK. Mr. Simon serves on the board of directors of a number of privately held companies and is a member of the California Society of Certified Public Accountants. Mr. Simon holds an A.B. from Yale University and a J.D. from Stanford Law School. Mr. Simon has served as a member of our compensation committee since March 2009.

Mr. Simon’s service as President of Lawrence Investments, and his associated service on the boards of directors of multiple companies, provides the board with access to information about business practices and strategies across several industries. Also, with his educational background and experience at Howson & Simon, Mr. Simon adds extensive expertise and experience in tax and accounting, as well as understanding of and facility with legal and regulatory matters. Mr. Simon’s service as President of Lawrence Investments also enables him to represent our stockholders and serve as a liaison between the board and our stockholders.

Caden Wang was appointed to our board of directors in April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS, Gump’s and Cost Plus. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly held company that designs, develops and produces women’s apparel and accessories, and chairs its audit committee, is a member of its nominating and corporate governance committee and chairs a special committee advising on executive equity matters. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly held company that designs, develops, markets and distributes fashion-related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since April 2005, a member of our nominating and corporate governance committee since November 2006 (and as the Chair since March 2009), and a member of our compensation committee since March 2009 (and previously as a member and the Chair of our compensation committee from April 2005 to November 2006).

Mr. Wang has extensive accounting, financial reporting and finance experience, having served as the chief financial officer of various private companies during his career and as the chair of the audit committee of a public company. He is a “financial expert,” as defined in applicable SEC rules, based on his formal education and substantial experience in the field. Mr. Wang’s experience as an executive officer of various consumer products and retail companies and as a director of public companies other than LeapFrog gives him broad-based experience in corporate governance, compensation and financial matters currently faced by public consumer products companies. In addition, Mr. Wang brings extensive knowledge of and experience with business operations and strategy from his service with these companies, including international operations. He constitutes an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on the audit committee. In addition, Mr. Wang qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code, which allows him to be a member of our performance compensation award subcommittee, as discussed below under “Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” regarding the establishment of that subcommittee.

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Ratification of the selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP would perform audit services for us, including responsibilities of Ernst & Young and management in the conduct of the audit and estimated fees. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2009 and 2008, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2009	2008
Audit Fees	$1,341	$2,084
Audit-Related Fees	—	—
Tax Fees	100	—
All Other Fees	—	—

Total Fees	$1,441	$2,084

All services provided by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008 were approved by the audit committee.

Audit Fees

The aggregate fees billed or expected to be billed by Ernst & Young LLP for financial audit services totaled approximately $1.3 million for 2009 and $2.1 million for 2008.

Audit-Related Fees

For 2009 and 2008, there were no fees for audit-related services other than the audit fees specified above.

Tax Fees

The aggregate fees billed by Ernst & Young for tax services were approximately $100,000 for 2009, and included a review of our U.S. tax returns, preparation of foreign tax returns, and a study on our 2007 research and development credits. There were no fees paid to Ernst & Young LLP for tax services in 2008.

All Other Fees

There were no other fees paid to Ernst & Young LLP in 2009 and 2008.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the Chair of the audit committee, Mr. E. Stanton McKee, Jr., the authority to grant such pre-approvals, provided that all approvals made by the Chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the audit committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the audit committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP in 2009 and 2008 was compatible with maintaining the registered public accounting firm’s independence.

The Board of Directors recommends a vote FOR Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of March 31, 2010, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders as to which the vote required is a majority of the outstanding voting power. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s Class A common stock and Class B common stock (convertible into Class A common stock) as of March 31, 2010 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our Class A or Class B common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our Class A or Class B common stock, as the case may be, and Schedules 13D and 13G filings with the SEC.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 31, 2010. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power Of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison / Mollusk Holdings, LLC(4)	—	16,154,534	16,154,534	*	59.5%	25.2%	52.4%
Michael R. Milken(5)	601,789	9,387,732	9,989,521	1.6%	34.6%	15.6%	30.6%
Lowell J. Milken(6)	40,137	5,144,130	5,184,267	*	19.0%	8.1%	16.7%
ET Holdings, LLC(7)	—	4,336,216	4,336,216	*	16.0%	6.8%	14.1%
Franklin Resources, Inc.(8)	5,255,380	—	5,255,380	14.2%	*	8.2%	1.7%
BlackRock, Inc.(9)	3,634,441	—	3,634,441	9.8%	*	5.7%	1.2%
Met Investors Advisory, LLC(10)	2,294,411	—	2,294,411	6.2%	*	3.6%	*
Jeffrey G. Katz(11)	1,226,651	—	1,226,651	3.2%	*	1.9%	*
William K. Campbell(12)	135,824	—	135,824	*	*	*	*
William B. Chiasson(13)	255,112	—	255,112	*	*	*	*
Michael J. Dodd(14)	203,286	—	203,286	*	*	*	*
Nancy G. MacIntyre(15)	51,020	—	51,020	*	*	*	*
Peter M. O. Wong(16)	79,180	—	79,180	*	*	*	*
Thomas J. Kalinske(17)	334,216	1,107	335,323	*	*	*	*
Paul T. Marinelli(18)	24,720	16,154,534	16,179,254	*	59.5%	25.2%	52.4%
Stanley E. Maron(19)	88,067	168	88,235	*	*	*	*
E. Stanton McKee, Jr.(20)	70,799	—	70,799	*	*	*	*
David C. Nagel(21)	66,063	—	66,063	*	*	*	*
Philip B. Simon(22)	102,374	16,154,534	16,256,908	*	59.5%	25.3%	52.4%
Caden Wang(23)	71,184	—	71,184	*	*	*	*
All directors and executive officers as a group (13 persons)(24)	2,824,959	16,155,809	18,980,768	7.2%	59.5%	28.5%	52.9%

*	Less than one percent.

(1)	Based on 36,899,844 shares of Class A common stock and 27,140,794 shares of Class B common stock outstanding as of March 31, 2010. Unless otherwise indicated in the footnotes to this table, the applicable address for each of our directors and executive officers is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes 16,154,534 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, which is controlled by Cephalopod Corporation and Lawrence Investments. These shares are also reported as beneficially owned by Messrs. Marinelli and Simon. The address for Mollusk Holdings is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.

(5)	Includes:

•	5,039,937 shares of Class B common stock and 601,789 shares of Class A common stock held directly by Mr. M. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Includes:

•	796,335 shares of Class B common stock and 40,137 shares of Class A common stock held directly by Mr. L. Milken;

•

4,336,216 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power; and

•

11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)	ET Holdings, LLC is an entity over which Michael R. Milken and Lowell J. Milken each have shared voting and investment power. These shares are also reported as beneficially owned by Mr. M. Milken and Mr. L. Milken. The address for ET Holdings, LLC is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(8)	Based solely on information provided in a Schedule 13G filed on February 6, 2009 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Templeton Global Smaller Companies Fund (a U.S. investment company), Templeton Global Smaller Companies Fund (a Canada investment company) and Franklin Templeton Investments Corp. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 5,255,380 shares. Templeton Global Smaller Companies Fund (U.S.) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,976,610 shares. Templeton Global Smaller Companies Fund (Canada) is reported as having the right to receive or power to direct the receipt of dividends from, as well as the proceeds from the sale of, 2,283,770 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are reported as being the principal stockholders of Franklin Resources, Inc., which is identified as a direct or indirect parent of the investment management subsidiaries reported as having beneficial ownership of or other interest in the shares. The address for Franklin is One Franklin Parkway, San Mateo, California 94403.

(9)	Based solely on information provided in a Schedule 13G filed on January 29, 2010 by BlackRock, Inc., or BlackRock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(10)	Based solely on information provided in a Schedule 13G filed on February 14, 2008 by Met Investors Advisory, LLC and Met Investors Series Trust. Met Investors Advisory, LLC and Met Investors Series Trust are reported as each sharing voting and dispositive power over 2,294,411 shares. The address for Met Investors is 5 Park Plaza, Suite 1900, Irvine, California 92614.

(11)	Includes 1,172,375 shares of Class A common stock issuable to Mr. Katz upon the exercise of options that are exercisable within 60 days after March 31, 2010.

(12)	Includes 126,838 shares of Class A common stock issuable to Mr. Campbell upon the exercise of options that are exercisable within 60 days after March 31, 2010.

(13)	Includes 233,683 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after March 31, 2010.

(14)	Includes 175,572 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after March 31, 2010.

(15)	Includes 47,806 shares of Class A common stock issuable to Ms. MacIntyre upon the exercise of options that are exercisable within 60 days after March 31, 2010. Ms. MacIntyre departed from LeapFrog in February 2010, but her vested options remain exercisable for 12 months after her departure date.

(16)	Includes 71,043 shares of Class A common stock issuable to Mr. Wong upon the exercise of options that are exercisable within 60 days after March 31, 2010. Mr. Wong departed from LeapFrog in February 2010, but his vested options remain exercisable for 12 months after his departure date.

(17)	Includes 141,014 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after March 31, 2010.

(18)	Includes 16,154,534 shares of Class B common stock presently held by Mollusk Holdings and 24,720 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after March 31, 2010. Mr. Marinelli is the Vice President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Marinelli disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address for Mr. Marinelli is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596.

(19)	Includes 59,098 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after March 31, 2010 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2010, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(20)	Includes 45,799 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after March 31, 2010 and 25,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2010, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors;

(21)	Includes 46,063 shares of Class A common stock issuable to Dr. Nagel upon the exercise of options that are exercisable within 60 days after March 31, 2010 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2010, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Dr. Nagel’s term on LeapFrog’s board of directors;

(22)	The address for Mr. Simon is 101 Ygnacio Valley Road, Suite 320, Walnut Creek, California 94596. Includes:

•	24,720 shares of Class A common stock issuable to Mr. Simon upon the exercise of options that are exercisable within 60 days after March 31, 2010.

•	77,654 shares of Class A common stock presently held by the Simon-Neben Family Trust, a revocable trust of which Mr. Simon is a trustee.

•

16,154,534 shares of Class B common stock presently held by Mollusk Holdings. Mr. Simon is the President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Simon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(23)	Includes 51,184 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after March 31, 2010 and 20,000 shares of Class A common stock issuable under restricted stock unit awards that are scheduled to be vested within 60 days after March 31, 2010, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.

(24)	Based on all existing executive officers and directors as a group. See footnotes 12 through 22 above, as applicable. Includes 16,154,534 shares of Class B Common Stock held by Mollusk Holdings, as discussed above, but such amount has been included only once in the calculation even though it is attributed to two directors elsewhere in the table. Includes 41,083 shares of Class A common stock held by our executive officers who are not named in the table. Also includes 205,580 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 31, 2010 held by executive officers who are not named in the table.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In February 2010, our board approved a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. To identify related-person transactions, we rely on information supplied by our management and directors. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Since April 2004, we have been a majority-owned subsidiary of Mollusk Holdings, an entity controlled by Lawrence J. Ellison that owns shares representing a majority of our voting power. In 2009, we purchased software products and support services from Oracle Corporation totaling approximately $860,000. As of March 31, 2010, Lawrence J. Ellison, the Chief Executive Officer of Oracle Corporation, may be deemed to have had or shared the power to direct the voting and disposition and, therefore, to have beneficial ownership, of approximately 16.2 million shares of our Class B common stock, which represents approximately 52.4% of the combined voting power of our Class A common stock and Class B common stock. According to a Schedule 13G filed with the SEC on February 5, 2010, Mr. Ellison beneficially owned as of that date approximately 23.3% of Oracle Corporation’s outstanding common stock (including stock held by his spouse, as to which he disclaimed such beneficial ownership). For a more complete discussion of Mr. Ellison’s beneficial ownership of our Class A common stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Messrs. Simon and Marinelli are President and Vice President, respectively, of Lawrence Investments, an entity controlled by Lawrence J. Ellison that controls Mollusk Holdings. Mollusk Holdings owns shares of our Class B common stock representing a majority of the combined voting power of all outstanding shares. Mr. Simon is also a director and officer of Pillar Data Systems, Inc., a privately held company in which Lawrence J. Ellison is a majority stockholder, and which billed us for approximately $370,000 in equipment leasing fees in 2009. Mr. Simon’s compensation arrangements with Lawrence Investments include a carried interest (a share of any profit realized by Lawrence Investments on its investment in Pillar Data Systems, Inc. when that profit is realized). No such profit was realized in 2009.

In July 2009, we entered into a written agreement with Mounte LLC, a privately held company over which Michael R. Milken, Lowell J. Milken and, in 2009, Lawrence J. Ellison shared indirect control, settling a dispute under a 2002 tax sharing agreement. Pursuant to the agreement, Mounte LLC paid us $295,000 in settlement of all claims by either party under the agreement, including Mounte’s counter-claim for $1.4 million. Mounte LLC was indirectly controlled by Messrs. M. Milken, L. Milken and (for a portion of 2009) Ellison, who beneficially owned, as of March 31, 2010, shares representing, respectively, approximately 30.6%, 16.7% and 52.4% of our voting power. (For purposes of these percentages, which are determined in accordance with SEC rules based on information furnished by each stockholder, shares representing 14.1% of our voting power are considered beneficially owned by both Michael R. Milken and Lowell J. Milken.) In addition, Mr. Simon served as a director of Mounte LLC until mid-2009.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

We are a “controlled company” within the meaning of the New York Stock Exchange, or NYSE, listing standards because Mollusk Holdings holds more than 50% of the voting power of our outstanding shares. This status provides an exception to the requirements of the NYSE that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined in the NYSE listing standards, as affirmatively determined by the board of directors, and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. However, under NYSE regulations, our non-management directors, including directors that may not qualify as “independent,” must still meet at regularly scheduled executive sessions without management present and our audit committee must still be composed entirely of independent directors. Beginning this year, NYSE standards provide that we should also hold at least one executive session per year that includes only independent directors.

Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively determined in February 2010 that all of our continuing directors are independent within the meaning of the applicable NYSE listing standards, except for Mr. Chiasson, our current Chief Executive Officer, Messrs. Katz and Kalinske, our former Chief Executive Officers, Mr. Simon, President of Lawrence Investments, which controls Mollusk Holdings, and Mr. Marinelli, Vice President of Lawrence Investments. In addition, our board of directors affirmatively determined in February 2009 that Steven B. Fink and Ralph R. Smith, who served as our directors until March 2009, were independent.

GOVERNANCE

Meetings

During the fiscal year ended December 31, 2009, the board of directors held 10 meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which the director served that were held during the portion of the last fiscal year in which he was a director or committee member.

In fiscal 2009 the non-management members of our board of directors met four times in executive sessions at which only non-management directors were present. Steven B. Fink, the chair of our board of directors until March 2009, presided over executive sessions of the board until his departure. From March 2009 through March 2010, Philip B. Simon, the Presiding Director of our board of directors during that period, presided over executive sessions of the board. Since March 2010, Jeffrey G. Katz, our former Chief Executive Officer and now the Executive Chairman of the board, has presided over such executive sessions and the Presiding Director role has been eliminated. For executive sessions of committees, the presiding director is usually the chair of the committee. If Mr. Katz were absent for board executive sessions, Thomas J. Kalinske, the Vice Chairman of the board, would preside. If the committee chair is absent for a committee executive session, the remaining members committee determine as a group the presiding director for executive sessions on a case-by-case basis.

Persons interested in communicating with the non-management or independent directors with their concerns or issues may address correspondence to a particular director, including the Executive Chairman, or to the non-management or independent directors generally, in care of our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Executive Chairman or the chair of the audit, compensation or nominating and corporate governance committee.

Board Leadership Structure

Our board of directors is composed of our Chief Executive Officer, William B. Chiasson, and eight non-management directors. Jeffrey G. Katz, who served as our Chief Executive Officer through February 2010, now serves as the Executive Chairman of the board. Mr. Katz served as Chairman of the board from March 2009 through February 2010. Mr. Katz transitioned to Executive Chairman effective in March 2010 in connection with his resignation as an officer and employee of LeapFrog. His role as Executive Chairman includes duties similar to those he had as Chairman, but he is now a non-management director and participates in executive sessions of the non-management directors. As Executive Chairman, Mr. Katz will continue to have an active role in consulting with our senior management and board regarding LeapFrog’s business strategy and technology and product direction. The regular duties of the Chairman of the board, now included in the duties of the Executive Chairman, are described in our bylaws, which provide that the Chairman presides over meetings of the board and at meetings of our stockholders, and performs any other duties commonly incident to the office or designated by our board. The Executive Chairman role will include typical board chair duties such as serving as a liaison between the other board members and management, reviewing and approving materials to be sent to the board, working with management and other directors to develop agendas for board meetings, helping build consensus on proposed board actions, and serving as the chair of board meetings.

In his position as Executive Chairman, Mr. Katz will have substantial authority to shape the work of the Board. Even though he is not “independent” within the meaning of the NYSE listing standards, we believe that his status as a non-management director performing this board leadership role will help to reinforce the board’s independence from management in the board’s oversight of our business and affairs. In addition, we believe that having a non-management Executive Chairman will serve to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe our current board leadership structure contributes to the effectiveness of the board as a whole and, as a result, is the most appropriate structure for us at the present time. In addition, we believe Mr. Katz’s role in consulting with senior management and board members facilitates regular open and direct communication between the board and our management, helping to coordinate the actions of management with direction provided by the board.

Thomas J. Kalinske, who served as our Chief Executive Officer from September 1997 to March 2002 and again from February 2004 to July 2006, serves as the Vice Chairman of the board and would generally preside over any meetings and executive sessions of the board if Mr. Katz were not present. Mr. Kalinske provides industry experience and his perspective as a former CEO of LeapFrog to management as part of his Vice Chairman role.

Role of Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through the audit committee, which is responsible for discussing guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, other standing committees of the board address risks inherent in their respective areas of oversight. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.

Our board and committees oversee risk, including operational risk, liquidity risk and credit risk, in a variety of ways, including the following:

•

The full board engages in extensive discussion with our executive team on a regular basis concerning the risks facing the company and how best to manage them. Board meetings generally include detailed discussion among board members, management and professional advisors regarding material risks we face as an enterprise, including operational and financial risks. Our management provides information to the board regarding our approach to material risks, both at meetings and in regular informal discussions, and takes extensive guidance from the board in decision-making with respect to such matters. In addition, the board and audit committee generally review the disclosures in our Annual Report on Form 10-K, including the risk factors. The audit committee reviews the Annual Report on Form 10-K in detail and also reviews and discusses with management the disclosures in our Quarterly Reports on Form 10-Q, including updated risk factors, and holds extensive discussions with management concerning whether all material risks have been identified. The discussion also provides a mechanism by which board members can evaluate and oversee our risk management practices, ask questions of our executive team concerning material risks we face and how we plan to manage them, and guide management’s actions with respect to such risk management.

•

Our audit committee reviews and discusses at regular meetings throughout the year our risk management policies and processes and material risk exposures, including financial risk exposures, facing our business, in addition to monitoring our compliance with legal and regulatory requirements. Audit committee meetings generally include extensive discussion between the committee members and our internal and external auditors, legal advisors and operational leads regarding the risks we face. The participants discuss in detail both the material risks identified by these parties in their capacities as advisors to or leaders of LeapFrog, and how we plan to address them. In addition, such reviews include evaluating the effectiveness of our risk management processes and how to improve them if and when necessary.

•

Our internal audit department and any internal audit consulting firm reports directly to the audit committee of the board on the adequacy and effectiveness of our system of internal control and risk management systems. The audit committee guides management and board decisions concerning financial and operational matters based on the reports regarding risk management priorities. This information is delivered to the audit committee during the regular portion of the meeting and in a separate discussion among our audit committee members, internal audit representatives and external auditors during executive sessions of the audit committee.

•

Our compensation committee reviews our compensation programs with our management and external compensation consultants, and, in approving such programs, considers whether and to what extent they have a potential to encourage excessive risk taking by our employees, including executives. In addition, the committee monitors these programs to evaluate on a regular basis whether the programs provide an appropriate balance of incentives and do not encourage employees to take unreasonable risks.

•

Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal acts or improper liability-creating conduct. The committee also helps ensure that we are prepared to deal with risks and crises by evaluating the individual capabilities of the directors, nominating directors with risk management experience, and considering the time each director and nominee has to devote to the company. The committee also works with our management to establish orientation programs for new directors and succession plans for key executive officers.

COMPENSATION OF DIRECTORS

During the fiscal year ended December 31, 2009, our non-employee directors who served during 2009 received the following compensation for their service on our board of directors:

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)(5)(6)	Total ($)
Thomas J. Kalinske	43,500	—	71,942	115,442
Paul T. Marinelli	44,750	—	81,499	126,249
Stanley E. Maron	80,500	—	71,942	152,442
E. Stanton McKee, Jr.	82,083	—	71,942	154,025
David C. Nagel	58,083	—	71,942	130,025
Philip B. Simon	50,750	—	81,499	132,250
Caden Wang	85,041	—	71,942	158,483
Steven B. Fink(7)	19,500	—	—	19,500
Ralph R. Smith(7)	13,250	—	—	13,250

(1)	Reflects board retainer fees, committee chair and audit committee retainer fees, subcommittee retainer fees, and meeting fees.

(2)	The value shown for the stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards are discussed in Note 11, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	At December 31, 2009, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

	Stock Awards (number of shares)			Stock Options (number of shares)
Name	Vested	Unvested	Total Outstanding	Total Outstanding
Thomas J. Kalinske	—	—	—	179,494
Paul T. Marinelli	—	—	—	70,000
Stanley E. Maron	18,888	1,112	20,000	97,813
E. Stanton McKee, Jr.	23,611	1,389	25,000	84,514
David C. Nagel	18,888	1,112	20,000	84,778
Philip B. Simon	—	—	—	70,000
Caden Wang	18,888	1,112	20,000	89,899

(4)	The value shown for the option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 11, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. To the extent that option awards were granted as part of the value-for-value stock option exchange program described in footnote 5 below, the values for such option awards reflected in the table are their incremental fair values as of the date of the exchange, calculated in accordance with FASB ASC Topic 718. The option exchange program was designed to result in no incremental accounting cost for the new options issued in the exchange and, as a result, the incremental fair value of such options was approximately zero.

(5)

Certain of our non-employee directors participated in our option exchange program completed on August 27, 2009. The option exchange program exchange ratios were designed to result in no incremental accounting cost for the new options issued in the exchange. New options were granted on August 27, 2009 on this value-for-value basis with terms and conditions similar to those of the original grants. Any remaining shares subject to the new award would vest in accordance with the original vesting schedule. The exercise price of all the options issued to our non-employee directors in the option exchange program was $6.25 per share. The assumptions made in the valuation of the option awards are discussed in Note 11, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. However, as required, amounts shown in the director compensation table reflect the incremental fair value of replacement options, computed as of the grant date in accordance with FASB ASC Topic 718. The following table shows the incremental grant date fair value of the new options issued in the exchange to non-employee directors who participated in the option exchange program:

Name	Option Shares Canceled	Option Shares Granted	Total Incremental Grant Date Fair Value ($)
Thomas J. Kalinske	245,727	129,494	—
Stanley E. Maron	68,943	39,313	—
E. Stanton McKee, Jr.	56,100	34,514	—
David C. Nagel	56,218	34,778	—
Caden Wang	65,892	39,899	—

The above incremental grant date fair values for these grants reflect the total incremental fair value of options granted to the relevant individual in the option exchange program (net of options canceled in the exchange) rounded to the nearest dollar.

(6)	In March 2009, Mr. Simon and Mr. Marinelli each received an initial grant of a non-statutory stock option award under our 2002 Non-Employee Directors’ Stock Award Plan, or NEDSAP, upon joining our board of directors. In May 2009, each of our continuing non-employee directors received an interim grant of a non-statutory stock option award under the NEDSAP. In July 2009, each of our non-employee directors was automatically granted an annual non-statutory stock option award pursuant to the NEDSAP. The grant date fair value of each of these option awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes, was as follows:

Name	Stock Option Awards (number of shares, prior to exchange)	Grant Date Fair Value ($)
Thomas J. Kalinske	35,000	52,996
	15,000	18,946

Paul T. Marinelli	30,000	22,188
	35,000	52,996
	5,000	6,315

Stanley E. Maron	35,000	52,996
	15,000	18,946

E. Stanton McKee, Jr.	35,000	52,996
	15,000	18,946

David C. Nagel	35,000	52,996
	15,000	18,946

Philip B. Simon	30,000	22,188
	35,000	52,996
	5,000	6,315

Caden Wang	35,000	52,996
	15,000	18,946

(7)	Messrs. Fink and Smith resigned from the board of directors in March 2009 and did not receive any equity awards in 2009.

Discussion of Director Compensation

For 2009, each of our non-employee directors received a cash meeting fee of $1,500 for each board of directors and committee meeting attended, even if the meetings occurred on the same day. In addition to this meeting fee, each non-employee director received the following annual retainer fees:

•	Each non-employee director received an annual retainer of $30,000.

•	Each non-employee director who served as Presiding Director of the board received an annual retainer of $10,000.

•

Each non-employee director who served as a member of the audit committee received an annual retainer of $10,000, provided that the Chair of the audit committee received an annual retainer of $20,000 in lieu of an annual retainer of $10,000.

•

Each non-employee director who served as the Chair of the compensation committee, nominating and corporate governance committee, or any other committee created by our board of directors received an annual retainer of $5,000.

•	Each non-employee director who served as a member of the performance compensation award subcommittee of our compensation committee received an annual retainer of $5,000.

In cases where a director served for a part of the year in a capacity entitling him to a retainer, the retainer was pro-rated to reflect his period of service in that capacity. Retainers are generally paid out in quarterly installments in arrears. In the fiscal year ended December 31, 2009, the total cash compensation paid to non-employee directors was $477,457. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

The NEDSAP, as adopted in 2002 and amended in 2006, provided only for automatic stock option grants to our non-employee directors. In April 2009, the board adopted an amendment and restatement of our directors’ plan to permit discretionary grants of awards under the NEDSAP. The NEDSAP, as amended and restated, provides for an initial stock award upon being elected to the board and annual stock awards on July 1 of each year (or the next business day if that date is a legal holiday or falls on a weekend day). The board or a committee of the board has the discretion to provide that initial and annual grants under the NEDSAP will be made in the form of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights or performance stock awards. If equity grants are made in the form of stock options, the NEDSAP provides that the initial grant will be an option to purchase 30,000 shares of our Class A common stock and the annual grant will be an option to purchase 15,000 shares of our Class A common stock; provided, however, that a non-employee director who holds the position of Chair of our board of directors at the time of the annual grant will receive an annual grant of an option to purchase 25,000 shares in lieu of an annual grant of an option to purchase 15,000 shares. In the event that initial and annual grants are made in the form of stock awards other than options, the board or a committee of the board has the authority to determine the number of shares subject to such stock awards. Also, with the amendment of the NEDSAP in April 2009, the board or relevant board committee may, in its discretion, grant additional stock awards to non-employee directors at any time under the NEDSAP.

The exercise price of stock options granted under the NEDSAP is 100% of the fair market value of the Class A common stock subject to the option on the date of the option grant. Options granted under the NEDSAP vest in equal monthly installments over a three-year period in accordance with their terms (and the board may impose restrictions or conditions to vesting as it deems appropriate). The term of NEDSAP options is 10 years unless earlier terminated based on termination of continuous service or other conditions. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of options granted under the NEDSAP will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

In February 2007, the board unanimously approved a grant of 20,000 restricted stock units, or RSUs, to directors that had not been employed by LeapFrog in the past three years, except that our former board Chair, Mr. Fink, received a grant of 30,000 RSUs and the Chair of our audit committee, Mr. McKee, received a grant of 25,000 RSUs. The grants were recommended by our nominating and governance committee based primarily on a competitive compensation review that showed LeapFrog’s director compensation fell short of the board’s target of maintaining total director compensation at approximately the 75th percentile of similar companies. These RSUs vest monthly over a three-year period, and, regardless of the vesting terms, the shares of Class A common stock underlying the RSUs would not be delivered to a director until three months following the expiration or termination of the director’s term on the board. The vesting of these RSUs would fully accelerate in the event of a “change in control,” as defined in the NEDSAP. In 2008 and 2009, the board did not approve any further awards of RSUs or other equity awards other than the standard annual option grants described above and the interim option grants in May 2009 described below. (Messrs. Fink and Smith no longer hold outstanding RSUs based on the termination of their service as directors in March 2009, but they received 23,333 shares and 15,555 shares, respectively, based on RSUs vested through the end of their continuous service. The continuous service of Messrs. Fink and Smith under the terms of the NEDSAP terminated in June 2009 upon the expiration of a consulting agreement with us.)

In May 2009, all of our continuing non-employee directors, as well as our new directors, Paul T. Marinelli and Philip B. Simon, who joined us in March 2009, received interim grants of additional stock options under the NEDSAP to enhance their equity compensation packages in order to maintain our board equity compensation at competitive levels based on a study performed by Compensia, Inc., a compensation consultant retained by the nominating and corporate governance committee and compensation committee to advise on director and executive compensation issues. In accordance with our equity award grant policy, these options were granted as of May 15, 2009, with an exercise price of $2.75 per share and a three-year vesting schedule. In addition, to provide appropriate incentives to enhance stockholder value, these options were not exercisable unless and until the average closing market price of our Class A common stock across all trading days during a consecutive 90-day period during the options’ term equaled or exceeded $4.00 per share. In March 2010, this price condition was satisfied.

In March 2010, Jeffrey G. Katz ceased serving as our CEO and became a non-employee director. A description of his compensation arrangements as a non-employee director is provided below in this proxy statement under “Executive Compensation—Compensation Discussion & Analysis—Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table.”

Committees of the Board

In 2009, our board had three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for each of the board committees in fiscal 2009:

Member of our board of directors in the fiscal year 2009	Audit		Compensation		Nominating and Corporate Governance
Paul T. Marinelli(1)					X
Stanley E. Maron	X		X		X
E. Stanton McKee, Jr.(2)	X	*	X
David C. Nagel			X	*
Philip B. Simon(1)			X
Caden Wang(3)	X		X		X	*
Steven B. Fink(4)			X		X
Ralph R. Smith(4)			X		X	*
Total meetings in fiscal 2009(5)	8		6		7

*	Committee chair in 2009

(1)	Messrs. Marinelli and Simon were appointed to the nominating and corporate governance committee and compensation committee, respectively, in March 2009.

(2)	Mr. McKee was appointed to the compensation committee in July 2009

(3)	Mr. Wang was appointed as chair of the nominating and corporate governance committee in March 2009.

(4)	Messrs. Fink and Smith resigned as directors in March 2009.

(5)	The compensation committee and nominating and corporate governance committee had three combined meetings during 2009. Compensation committee meeting totals do not include meetings of a performance compensation award subcommittee of the compensation committee (described in more detail below under “Compensation Committee,” whether they were held concurrently with a compensation committee meeting or separately.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. While the board did not conclude that Messrs. Simon and Marinelli were “independent” as defined in the NYSE listing standards, the committees to which they were appointed (compensation committee and nominating and corporate governance committee, respectively) are not required to be composed entirely of independent directors because we are a “controlled company,” as discussed in more detail above under “Board of Directors and Corporate Governance—Board of Directors—Independence of the Board of Directors.”

Audit Committee

The audit committee of our board of directors was established by our board in accordance with Section (3)(a)(58)(A) of the Exchange Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on LeapFrog’s engagement as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•	reviews, assesses and approves the annual audit plan for LeapFrog’s internal audit function;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•

reviews the financial statements to be included in LeapFrog’s Annual Report on Form 10-K (and recommends to the board inclusion of the audited financial statements in the annual report) and in LeapFrog’s quarterly reports on Form 10-Q and other financial disclosures;

•	discusses policies with respect to risk assessment and risk management;

•	assists in board oversight of our compliance with legal and regulatory requirements; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met eight times during our 2009 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfroginvestor.com under SEC Filings. None of our audit committee members simultaneously serves on the audit committees of more than three companies.

Our board of directors has determined that Mr. McKee, the Chair of our audit committee, and Mr. Wang, each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately held companies and as the chair of the audit committee of another public reporting company.

REPORT OF THE AUDIT COMMITTEE1

The audit committee has reviewed and discussed with LeapFrog’s management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2009. The audit committee has also discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

E. Stanton McKee, Jr. (Chair)

Stanley E. Maron

Caden Wang

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, amended, or the 1933 Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION COMMITTEE

The compensation committee has the authority to review and approve the overall compensation strategy and policies for LeapFrog. This role includes review and approval of corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management, and the compensation and other terms of employment of LeapFrog’s Chief Executive Officer. In addition, the compensation committee administers LeapFrog’s equity incentive and purchase plans, stock bonus plans and other similar programs. It also reviews and recommends that the Compensation Discussion and Analysis section be included in this proxy statement. The compensation committee has authority to form and delegate authority to subcommittees, as appropriate.

In July 2009, the Board established a performance compensation award subcommittee of the compensation committee, currently composed of Messrs. Nagel, McKee and Wang, each of whom the board found to be an independent director within the meaning of Rule 303A of the New York Stock Exchange, a non-employee director within the meaning of Rule 16b-3 under Section 16 of the Exchange Act, and an outside director under the rules promulgated under Section 162(m) of the Internal Revenue Code. The performance compensation award subcommittee is authorized to approve and grant equity awards to employees who are not within the grant discretion of the non-executive officer stock award committee, as well as any other equity awards or performance-based compensation awards deemed appropriate by the compensation committee or full board. The subcommittee was established to provide greater assurance that equity compensation awards would, if intended to do so, fit within exemptions from the Section 16 “short-swing trading” rules and the Section 162(m) deductibility limits.

Our board has also established a non-executive officer stock award committee, the sole member of which is currently LeapFrog’s Chief Executive Officer. This committee may grant stock awards to employees who are not executive officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 under Section 16 of the act) of LeapFrog, provided that this committee is authorized to grant only stock awards that meet the annual stock award grant guidelines approved by the compensation committee. These guidelines set forth the number of shares that may be granted to persons based on level and the total number of shares that may be granted in any given year.

Our policy is that we will not time or select the grant dates for any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. In addition, we have specific written policies regarding the selection of grant dates for stock options and stock-based awards made to our executive officers and employees. See the section entitled “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Stock Award Grant Date Policy” in this proxy statement for more information relating to this policy.

The compensation committee reviews and considers evaluations and recommendations from our Chief Executive Officer submitted to the compensation committee with respect to the compensation of other executive officers. The compensation committee reviews and considers evaluations and recommendations from compensation consultants engaged by the committee and from the board with respect to the compensation of our Chief Executive Officer. Our Chief Executive Officer is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee directly engaged Compensia Inc. as its compensation consultant. The compensation committee requested that the compensation consultant evaluate LeapFrog’s compensation practices and assist in developing and implementing our executive compensation program and philosophy. Compensia developed a competitive peer group and performed analyses of competitive performance and compensation levels. The compensation consultants also met individually with members of the compensation committee and senior management to learn more about LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Compensia developed recommendations that were reviewed and approved by the compensation committee for 2009. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans and providing information on industry and peer group pay practices, which services were provided directly to our compensation committee and, in the case of director compensation benchmarking services, our nominating and corporate governance committee.

Among other considerations in administering our compensation programs, the compensation committee considers whether and to what extent such programs have a potential to encourage excessive risk taking by our employees, including executives. In addition, the committee monitors these programs to evaluate on a regular basis whether the programs provide an appropriate balance of incentives and whether they encourage employees to take unreasonable risks. Based on these assessments in February 2009 and 2010, we and the compensation committee concluded that our compensation policies and practices for our employees did not create risks that were reasonably likely to have a material adverse effect on us.

The compensation committee is currently composed of five directors, Dr. Nagel (Chair) and Messrs. Maron, McKee, Simon and Wang. Messrs. Simon and Wang were appointed to the committee by the board in March 2009. Mr. McKee was appointed to the committee by the board of directors in July 2009. The board has determined that all members of LeapFrog’s compensation committee are independent (as independence is defined in the NYSE listing standards), except, as permitted by NYSE listing standards for “controlled companies,” for Mr. Simon, President of Lawrence Investments. The compensation committee met six times during our 2009 fiscal year. The compensation committee has adopted a written compensation committee charter that is posted on our website at www.leapfroginvestor.com under Corporate Governance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, in 2009, Dr. Nagel and Messrs. Fink, Maron, McKee, Simon, Smith and Wang served on our compensation committee. During the fiscal year ended December 31, 2009, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee

David C. Nagel (Chair)

Stanley E. Maron

E. Stanton McKee

Philip B. Simon

Caden Wang

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee, or governance committee, of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of management and the board, reviewing the compensation paid to non-employee directors for their service on our board and its committees, and developing a set of corporate governance principles for LeapFrog. Our governance committee is currently composed of three directors, Messrs. Marinelli, Maron and Wang. Mr. Marinelli was appointed to the committee by the board in March 2009. The board has determined that all members of the governance committee are independent (as independence is defined in the NYSE listing standards), except, as permitted by NYSE listing standards for “controlled companies,” for Mr. Marinelli, Vice President of Lawrence Investments. The governance committee met seven times during our 2009 fiscal year. Our governance committee charter is posted on our website at www.leapfroginvestor.com under Corporate Governance.

The governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of LeapFrog, demonstrated excellence in his or her field, having the

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or the Exchange Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the governance committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and LeapFrog, to maintain a balance of knowledge, experience and capability. While our board and governance committee do not have a policy regarding the consideration of diversity in identifying director nominees, the governance committee may include in its consideration of director candidates an assessment of the current composition of the board, and how it may be possible to strengthen the board’s diversity by adding individuals who could add to the breadth of the board’s overall experiences and perspectives. This may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the board at the time of consideration.

In the case of incumbent directors, the governance committee reviews these directors’ overall service to LeapFrog during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the governance committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The governance committee will consider director candidates recommended by stockholders. The governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To date, LeapFrog has not received a timely recommendation for a director nominee for the 2010 annual meeting from a stockholder or stockholders holding more than 5% of our voting stock. Stockholders who wish to recommend individuals for consideration by the governance committee to become nominees for election to the board may do so by delivering a written recommendation to the governance committee at the following address: Chair of the nominating and corporate governance committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders, which for our 2011 annual meeting of stockholders is a deadline of December 22, 2010. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Class A common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board has adopted written Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The nominating and corporate governance committee assists the board in implementing and adhering to the Corporate Governance Guidelines.

Corporate Governance Materials

Our Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the investor relations section of our website at www.leapfroginvestor.com under Corporate Governance. In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608.

CODE OF ETHICS

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on the investor relations section of our website at www.leapfroginvestor.com under Corporate Governance. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Internal Revenue Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com under Corporate Governance.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

LeapFrog’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors, including the Executive Chairman, or to the non-management or independent directors generally. Stockholders and other interested parties who wish to communicate with the board or any of the directors may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Emeryville, California 94608. The board has established procedures for how we should deal with all direct communications. The board has directed that all communications will be compiled by our Corporate Secretary and submitted to the board or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com under Corporate Governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

For purposes of this proxy statement, our “named executive officers” are our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our two other executive officers who were serving as executive officers at the end of 2009, and two former executive officers who would have been named executive officers but for the fact that they were no longer serving as an executive officers at the end of 2009, all as reflected in our Summary Compensation Table below. Accordingly, this Compensation Discussion and Analysis describes our executive compensation program and the compensation policies and decisions that we made in 2009 for:

•	Jeffrey G. Katz, currently a non-management director (Chief Executive Officer and President, or CEO, in 2009);

•	William B. Chiasson, our current CEO (Chief Financial Officer, or CFO, in 2009);

•	Michael J. Dodd, our Chief Operating Officer (Senior Vice President, Supply Chain and Operations in 2009);

•	William K. Campbell, our President of Sales and Marketing (Senior Vice President, Consumer Sales in 2009);

•	Nancy J. MacIntyre, our former Executive Vice President, Product Innovation and Marketing; and

•	Peter M. O. Wong, our former Senior Vice President, General Counsel and Corporate Secretary.

Ms. MacIntyre and Mr. Wong ceased serving as executive officers in mid-December 2009 and their employment terminated in the first quarter of 2010.

Executive Compensation Philosophy

Our philosophy is to provide total compensation to our named executive officers that reasonably, equitably, and responsibly meet the following objectives:

•	Motivate and reward outstanding company performance and, to a lesser extent, individual performance.

•	Attract and retain talented executives who are motivated to perform at a high level and to contribute significantly to the achievement of our financial and strategic goals.

•	Align the efforts of our executives with the interests of our stockholders over the long term.

•	Effectively manage the total cost of executive compensation.

We implement this philosophy through the following key principles:

•

Provide a balanced mix of cash and equity-based compensation that we believe is suitable to motivate our executives to achieve our financial and strategic goals while aligning their short-term and long-term interests with the interests of our stockholders.

•

Ensure that a significant portion of each executive’s total compensation is “at risk,” subject primarily to our overall performance and secondarily to his or her achievement of short-term and long-term goals.

•	Pay base salaries that are competitive with the levels in effect at companies with which we compete for talent.

•	Provide annual bonus opportunities that motivate our executives to achieve or exceed established operating goals and generate rewards that maintain their total compensation at competitive levels.

•	Provide equity-based incentives that motivate our executives over the long term to respond to our business opportunities and challenges as stakeholders in our company.

•

Target the key elements of executive compensation (base salary, annual bonus opportunity, and equity incentive awards) to provide total compensation packages for our executives individually and as a group at approximately the 50th percentile of similarly situated companies.

•

Provide flexibility such that target compensation for individual executives may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to his or her peers, experience and time in position, the criticality of the role to us, the difficulty of replacement, the executive’s performance and internal pay equity considerations.

•	Enable our executives to accumulate retirement savings through our company-wide Section 401(k) plan.

•	Ensure our pay programs avoid incentives that might lead to excessive risk-taking.

Executive Compensation Decisions

Role of Compensation Committee and Management

Our compensation committee is responsible for the design, implementation, and oversight of our executive compensation program. Generally, our CEO, CFO and the Vice President, Human Resources make recommendations to the compensation committee regarding the short-term and long-term compensation for our named executive officers (other than with respect to compensation of our CEO) based on their assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and input from our Human Resources Department and the compensation consultant retained by the compensation committee to provide information on competitive market practices. The compensation committee’s decisions regarding our CEO’s compensation are based on its assessment of company results, his contributions to these results, and his progress toward achieving his or her individual goals, and market data.

The authority to approve equity awards for the named executive officers has been delegated to the performance compensation award subcommittee. For more information about the performance compensation award subcommittee, including its membership and functions, see “Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” above.

Role of Compensation Consultant

The compensation committee has engaged Compensia, Inc., a national compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. Compensia assists in the preparation of compensation materials on executive compensation proposals in advance of compensation committee meetings, including changes to compensation levels for our executives, the design of our equity programs, and the design of our severance and change-in-control policies and other executive benefit programs. In addition, Compensia reviews and advises the compensation committee on compensation materials relating to executive compensation prepared by management for its consideration.

In addition, our compensation consultant, under the direction of the compensation committee, conducts an annual review of the competitiveness of our executive compensation program, including base salaries, annual bonuses, equity awards, and other executive benefits, by analyzing the compensation practices of the companies in our compensation peer group (as described below), as well as data from third-party compensation surveys. The compensation committee uses the results of this analysis to assess the competitiveness of our executives’ total compensation packages and to determine whether each element of compensation packages is properly aligned with reasonable and responsible practices in our industry and geographic marketplace.

In 2009 the nominating and corporate governance committee of our Board of Directors engaged Compensia to provide it with advice and guidance on our director compensation practices.

Use of Competitive Data

To monitor the competitiveness of our executives’ compensation, the compensation committee uses a compensation peer group that reflects the pay of executives in comparable positions at similarly situated companies. Typically, this compensation peer group, or the “Peer Group, is composed of a cross-section of direct competitors, as well as companies in related industries with a focus on toy, gaming, and educational products. The Peer Group consists of both “direct peers” and “industry reference peers.” The direct peers include companies with market positions and size that closely match ours, and represent the group that the compensation committee uses to determine the competitiveness of our executive and director compensation programs.

To be included in the direct peer group, a company must meet at least three of the following six criteria:

Qualitative	Quantitative
Must be:	Must be 0.4x to 2.5x LeapFrog’s size in:
• In a related business or industry*,	• Revenues,
• A San Francisco Bay Area technology company, or	• Market capitalization, or
• A turnaround company	• Number of employees

*	Toys, educational products, consumer packaged goods for children, games (handheld, electronic, hardware or software), software, or e-commerce

The following companies comprised the direct peer group in 2009 approved by our compensation committee in October 2008:

BlackBoard	Build A Bear Workshop	CyberSource
iRobot	JAKKS Pacific	K12
Midway Games	Openwave Systems	Palm
RC2	Real Networks	Renaissance Learning
THQ

The industry reference peer group was established as a secondary reference point for our executive and director compensation programs to identify compensation design trends and “best practices” in our industry. Industry reference peers include companies that provide toys, educational products, consumer packaged goods for children, or games (handheld or electronic, hardware or software). The following companies comprised the industry reference peer group for 2009:

Activision	Hasbro	Scholastic Corporation
Electronic Arts	Mattel	The McGraw-Hill Companies

Although they operate in a similar business or industry, these companies were included in the industry reference peer group rather than the direct peer group because they did not meet two or more of the six criteria established for the direct peer group.

Certain companies that were in our 2008 Peer Group were eliminated in the 2009 Peer Group because the compensation committee determined that the compensation practices of those companies were less relevant to LeapFrog, generally because of their sizes or business focuses being different from those of LeapFrog. We believe the companies in our Peer Group represent a good cross-section of the companies against which we compete for talent or that are similar to us in size and business focus.

In addition to reviewing analyses of the Peer Group, the compensation committee employs the collective experience and judgment of its members and advisors in determining the total compensation and the various components provided to the named executive officers. While the compensation committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.

For 2009, the compensation committee directed Compensia to conduct an analysis of the compensation of our executives using data compiled from the Peer Group, supplemented by data from the Radford 2008 High Technology Executive Compensation Survey. This analysis, which was performed in February 2009, indicated that the target total direct compensation for our executives (the sum of target total cash compensation and the value of annual equity awards) was generally consistent with the 40th percentile of the competitive market. It also indicated that the base salaries for our executives aligned with the 55th percentile of the competitive market (although there was significant variation by individual), that their target bonus opportunities were generally between the 25th and 50th percentiles of the competitive market, and that equity award levels were generally competitive with approximately the 30th percentile of the competitive market. Generally, our board and compensation committee seek to align each element of our compensation programs for executives with approximately the median competitive level, subject to adjustments for individuals based on retention and performance considerations.

Compensation Design and Mix

The overall composition of an executive’s total compensation package is determined initially based on the competitive market data for the position provided by a compensation consultant and then adjusted to reflect the specific performance, contributions and experience of the individual. Each year, the compensation committee evaluates the total compensation of our executives with respect to our overall company performance, individual performance, changes in scope of responsibility, and any changes in the competitive market for each position. The compensation committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the compensation committee uses the compensation data provided by Compensia to determine the appropriate level and mix of incentive compensation. In general, the level of an executive’s variable compensation opportunity (short-term and long-term incentive compensation) increases with his or her level of responsibility.

Economic and Risk Considerations

In response to the ongoing global economic recession, in February 2009 and again in February 2010 the compensation committee considered the incentives under our executive compensation program and whether they introduced or encouraged excessive risk taking or other behaviors by our executives that could have a negative impact on our business. The compensation committee determined that our executive compensation program provides an appropriate balance of incentives and that it does not encourage our executives to take excessive risks or otherwise create risks that are reasonably likely to have a material adverse effect on us. It also determined in February 2009 that our variable compensation components (in particular, our cash bonus plans) should be modified to reflect the prevailing economic environment. These modifications, which placed greater emphasis on cash management and achieving an operating profit, are discussed in “Elements of Executive Compensation—Performance-Based Annual Bonus Awards” below. Certain adjustments to the 2010 Plan are also discussed in that section.

Elements of Executive Compensation

The compensation committee uses a mix of cash and equity compensation, along with severance, health, and other benefits, to develop total compensation packages for our executives that meet our compensation objectives. The elements of our executive compensation program are:

•	Base salary

•	Annual performance-based bonuses

•	Equity incentive awards

•	Severance benefits

•	Other benefits and perquisites

Base Salary

The compensation committee reviews and adjusts, as necessary or appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making its determinations, the compensation committee considers several factors, including our overall financial performance, individual performance, the executive’s potential to contribute to our long-term strategic goals, his or her scope of responsibilities and experience, and competitive market practices for base salary.

As a result of the challenging business conditions, including the global economic recession and the uncertainty surrounding our 2009 revenue expectations, and based on our overall performance in 2008, in February 2009 the compensation committee determined not to increase the base salaries of our named executive officers for 2009. For similar reasons, in February 2010 the compensation committee decided not to increase the base salaries of our named executive officers, with the exception of a 44% increase for Mr. Chiasson (from $312,800 to $450,000) based on his new role as CEO in 2010, a 16% increase for Mr. Dodd (from $292,200 to $340,000) based on his new role as Chief Operating Officer for 2010, and a 23% increase for Mr. Campbell (from $244,050 to $300,000) based on his new role as President of Sales and Marketing.

Performance-Based Bonuses

We use performance-based bonuses to motivate our executives to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In 2009, our bonus plan was designed to encourage responsible cash flow management and improve our operating income results.

Target Bonus Opportunity

For 2009, the target bonus opportunity for our CEO was equal to 100% of his 2009 base salary and for our other named executive officers was equal to 50% of their 2009 base salaries (in each case subject to variation in the discretion of the board or compensation committee as described below under “Bonus Award Decisions”). Eighty percent of each executive’s target bonus opportunity was allocated to a company performance component of the bonus pool and 20% was allocated to an individual performance component. Typically, these target bonus opportunities were established in each executive’s employment offer letter or employment terms, and were based on competitive market practices for each individual’s position. The allocation between company and individual performance for executives was based on the compensation committee’s evaluation of competitive market practices and its assessment of the amount of compensation that should be based on company performance versus individual performance. The target bonuses determine the aggregate potential bonus pool for the bonus plan as described below under “Bonus Pool Funding.”

Bonus Pool Funding

For 2009, bonuses were to be paid from a bonus pool funded based on the aggregate target bonuses across the relevant employee population. As noted above, the target bonuses, and therefore funding of the bonus pool, include an individual performance component and a company performance component. The amount of the company performance component was to be calculated by assessing our 2009 performance against the pre-determined financial measures described below. For 2009, the individual component was to be funded only if the threshold end-of-year company operating income or loss performance goal was met. After the bonus pool was calculated, the funded pool was then to be awarded to employees, including our executives, based on individual performance, using a multiplier applied to their allocated portion of the bonus pool.

For 2009, the funding of the company performance component of the bonus pool was based upon a quarterly cash balance goal and a year-end measure of operating profit or loss.

Quarterly Cash Balance Goals.    With respect to the company performance component, 30% of the funding of the component depended upon achievement of specified quarterly cash balance goals, which were set by the compensation committee when the 2009 bonus plan was approved in February 2009. Any actual bonuses resulting from this funding would also be paid on a quarterly basis. For each of the first three fiscal quarters of 2009, the compensation committee set the relevant cash balance goal based upon our 2009 operating plan, as follows:

Quarter Ended	Cash Balance Threshold ($)	Cash Balance Target ($)
March 31, 2009	65.0 million	70.0 million
June 30, 2009	35.0 million	42.0 million
September 30, 2009	5.0 million	9.0 million

The 2009 bonus plan did not include any quarterly cash-balance goal or bonus for the fourth quarter of 2009. In any of the relevant quarters, 80% to 100% of the cash balance element of the company performance amount allocated to that quarter could be funded, as follows:

•

For achieving the 80% threshold level or the 100% target level of the first quarter cash balance goal, 4% or 5%, respectively, of the total company performance component of the target bonus pool would be funded.

•	For achieving the 80% threshold level or the 100% target level of the second quarter cash balance goal, 8% or 10%, respectively, of the total company performance component would be funded.

•	For achieving the 80% threshold level or the 100% target level of the third quarter cash balance goal, 12% or 15%, respectively, of the total company performance component would be funded.

In each instance, achieving a cash balance amount between the threshold and target levels would result in ratable funding for the cash balance element for that quarter. In addition, if a cash balance goal was not fully achieved in any of the first three quarters, there would be an opportunity to “catch up” in the following quarter or quarters. For example, if the target cash balance goal was not fully achieved in the first quarter, but was fully achieved in the second quarter, the company performance component would be funded at the target level of 15% reduced by the amount funded in the first quarter. Similarly, if the target cash balance goal were fully achieved in the third quarter, the company component would be funded at the level of 30% minus the cumulative percentages funded in the first and second quarters.

Full Year Operating Income or Loss Goal.    With respect to the remaining 70% of the company performance component, funding was based on the achievement, as of the end of the year, of an operating income or loss goal as established by the compensation committee in August 2009. Threshold, target, and “stretch” levels for operating income or loss were established based on our 2009 operating plan and data regarding our financial results and business expectations as of that time.

These levels were as follows:

Operating income (loss) threshold (maximum)	$(5.0 million	)
Operating income (loss) target (minimum)	$0.0 million
Operating income (loss) stretch (minimum)	$0.9 million

When it set operating income as the dominant goal in the 2009 bonus plan, the committee believed that the goal was appropriate because the level of our operating income would be one of our most significant measures of performance and sustainability. However, when the plan was adopted in February 2009, the committee determined that, given the unusual economic downturn and related issues facing the company in early 2009, and the company’s reliance on fourth quarter sales for the bulk of its operating income, it would not be reasonable to set operating income goals until more data about economic trends and early sales results were available. Accordingly it determined that it would set the goals later in the year, and it did so in August 2009.

The compensation committee determined that this operating income or loss element of the company performance component would be funded at an 80% level if the threshold operating income or loss goal was achieved and at a 100% level if the target goal was achieved. If the threshold goal was not achieved, this element would not be funded. In each instance, achieving the operating income or loss goal between the threshold and target levels would result in ratable funding for the operating income or loss element. In addition, if we exceeded the target level, this element would be funded ratably up to a maximum level of 120% based on the difference between the target goal and the “stretch” goal. The 120% top end of the aggregate potential bonus that could be funded for the operating income or loss element was set lower than our traditional 200% maximum in recognition of the fact that the operating income or loss goals were not finally determined until later in the year. As a percentage of the bonus plan, the operating income or loss target represented 56% of the bonus plan (70% of the 80% of the overall bonus plan allocated to the company performance component) and, together with the individual component (which was also to be funded based on threshold achievement of this element) 76% of the bonus plan.

Degree of Difficulty in Achieving Goals

The compensation committee considered the likelihood of achievement when recommending and approving, respectively, the company performance goals and the bonus plan structures in 2009 and 2010, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure. The committee generally strives to establish targets so that 80% funding is achievable and 100% would be challenging. Any amounts in excess of 100% of the target are thought to be stretch goals that would be difficult to achieve and would require exceptional skill and effort. We believe this generally held true for the goals in our 2009 plan, including both the cash balance goals when the plan was established and the operating income or loss goals when they were set in August 2009 as discussed in more detail below) and in our 2010 plan.

For 2009, the committee noted that the performance required for achieving the operating income or loss goal at target level was likely to be particularly challenging because of extremely difficult economic conditions. However, the committee designed the bonus plan to reward exceeding expectations while ensuring that the operating income or loss component (which represented a significant percentage of the funding of the overall bonus plan pool) would be funded only if there were sufficient operating income to do so. When it set the threshold, target and stretch goals for the operating income element of the bonus plan in August 2009, the compensation committee believed that the threshold goal for funding 80% was achievable, though challenging, requiring that we meet our projections regarding consumer sales and fourth quarter sales, despite anticipated last-minute ordering by retailers and a sales climate driven by low-price incentives through August 2009. The committee believed that achieving the target would be extremely challenging and would not likely be achieved for 2009, as it would likely require an unusual surge in retail sales of our products in the weeks leading to the holiday season. Any achievement in excess of the target goal was deemed to be, at best, a remote possibility requiring a marked change in the consumer environment in the fourth quarter.

Bonus Plan Funding Results and Award Decisions

After calculating the extent of the funding of the bonus pool, actual bonus payouts from the pool were to be allocated on the basis an evaluation of the individual performance of the named executive officer, in part with respect to overall achievement of his or her respective goals for the year, and in part with respect to the contributions and impact that his or her area of responsibility made to the achievement of key corporate accomplishments. Under the bonus plan, the board and compensation committee had discretion to vary the amount of the bonus awards paid to our named executive officers above or below the funded amount per person based on application of a percentage of the bonus determined through performance reviews. Actual bonus awards for named executive officers under the year-end element of our 2009 bonus plan could have ranged between 0% and 120% of an individual’s respective target bonus, depending on performance. For the quarterly cash-balance bonus portion of the plan, the range was 0% to 100% of the individual’s respective target bonus. Our CEO recommended bonus awards for each of the named executive officers (except for himself) for the relevant period, which recommendations were then reviewed and approved by the compensation committee. In the case of our CEO, either the board or the compensation committee evaluated his performance for the relevant period and approved his bonus awards.

Generally, the funding of the bonus pool was as follows:

•

The quarterly cash balance elements of the company performance component were funded at 100% for each relevant quarter, as our cash balances exceeded the targets for quarter end for each of the first, second and, third quarters of 2009.

•

The “annual” bonus (operating income plus the individual performance component of the bonus plan) was not funded, as our operating loss for 2009 ($8.4 million) exceeded the threshold operating loss requirement for 2009 of $5.0 million.

Quarterly Cash Balance Goals.    The board or compensation committee approved the funding of the quarterly cash balance portion of the company performance component in April, July, and October 2009 based on our cash balance as of the end of the relevant preceding quarter. In each case, we exceeded the 100% target levels for our cash balances as of such dates, with cash balances of $85.3 million as of March 31, 2009, $52.8 million as of June 30, 2009 and $29.5 million as of September 30, 2009.

The board or compensation committee determined that each quarterly bonus award would be made at 100% of the target bonus allocated to such quarterly cash-balance goal for each named executive officer, so long as the named executive officer met or exceeded a “strong performer” performance evaluation rating for the quarter. The compensation committee or the board determined in its discretion whether or not a named executive officer met this requirement based on general job performance in helping the company achieve its strategic goals and in managing the business. The interim performance evaluations for each of the named executive officers met or exceeded this threshold for full payment of their allocation of the cash balance bonus pool for each quarter. Accordingly, each named executive officer received the full amount of his or her allocation of the quarterly cash balance bonus element for each covered quarter.

Full Year Operating Income or Loss Goal and Annual Individual Bonus.    We recognized an operating loss of $8.4 million for 2009, which exceeded the maximum operating loss threshold for funding of the operating income or loss element of the company performance component of the bonus pool. Therefore, neither the individual component nor the operating income element of the company performance component of the 2009 bonus plan was funded. Accordingly, none of the named executive officers received an annual bonus for 2009.

Total Bonus Awards.    Based on the foregoing, our named executive officers received the following cash bonus awards for 2009:

Name	2009 Bonus Plan Elements and Payouts
	Q1 Cash Balance ($)	Q2 Cash Balance ($)	Q3 Cash Balance ($)	Annual (Operating Income Plus Individual) ($)	Totals ($)
Mr. Katz	24,312	48,624	72,936	—	145,872
Mr. Chiasson	6,256	12,512	18,768	—	37,536
Mr. Dodd	5,844	11,688	17,532	—	35,064
Mr. Campbell	4,881	9,762	14,643	—	29,286
Ms. MacIntyre(1)	6,000	12,000	18,000	—	36,000
Mr. Wong(1)	4,801	9,603	14,405	—	28,809

(1)	Ceased serving as an executive officer in mid-December 2009 and employment terminated in the first quarter of 2010.

Changes for 2010 Bonus Plan

In February 2010, the compensation committee approved a 2010 bonus plan for management, including all the named executive officers, with a general structure similar to that of the 2009 bonus plan, except that it eliminated the quarterly cash-balance bonus funding and payments and it added a 2010 net sales target to the operating income target for 2010. In the 2010 bonus plan, the funding of 50% of the overall company performance component of the plan will be based on achievement of the year-end net sales target and 50% will be based on achievement of the year-end operating income performance target. The primary goals of the bonus plan adopted for 2010 were to encourage management success in establishing profitable growth for the year. The change in focus from the 2009 plan’s focus on cash management and operating income was based on changing economic conditions, an improved cash position at the outset of 2010, and growth goals for the company. The committee believed that this new mix of goals and the structure of the 2010 bonus plan continued to provide an appropriate balance of incentives in light of the company’s situation at the time the 2010 bonus plan was adopted and did not encourage management to take unreasonable risks.

Equity Incentive Awards

We believe that equity incentive awards are an effective way to attract and retain talented executives, to motivate and reward them for outstanding company and individual performance, and to align their interests with those of our stockholders. The compensation committee grants equity incentive awards to our executives on the basis of our overall performance against short-term and long-term financial and strategic goals, the executive’s then-current equity holdings, his or her anticipated future contributions to our success, and its assessment of the executive’s potential to contribute to the long-term value of our company. In addition, these awards have been subject to equity award guidelines adopted by the compensation committee designed to manage the usage of the pool of shares available for future awards under our 2002 Equity Incentive Plan. In 2009, these guidelines included individual award-size guidelines for new hires and for existing employees, in each case based on the seniority of the potential recipient, and included an overall target share-usage budget for the year.

Award Mix

Typically, we grant a mix of stock options and restricted stock unit awards (“RSUs”) to our executives as part of their initial compensation packages at the time of hire and, thereafter, on an annual basis. These awards are generally subject to time-based vesting requirements.

Stock Options.    The compensation committee believes that stock options provide our executives with a strong incentive to ensure long-term corporate performance and the creation of stockholder value. Option grants made to our executive officers typically have a strike price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our 2002 Equity Incentive Plan. Employees, including our executive officers, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter, based on factors including individual performance and total equity position, anticipated future contribution to our success, and alignment among similarly situated employees.

Restricted Stock Units (RSUs).    RSUs represent full-value shares of Class A common stock. Our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater fair value per share than options. Shares of our Class A common stock are not issued when an RSU award is granted. Instead, once an RSU award vests, one share of our Class A common stock is issued for each vested RSU. Under our 2002 Equity Incentive Plan, when we grant RSUs, we deduct from the pool of shares available for issuance under the plan two shares for each RSU granted, compared to one share deducted for each option share granted. As noted above, we did not grant RSUs to our named executive officers in 2009 consistent with equity granting guidelines adopted by the compensation committee in February 2009. These guidelines called for equity value to be delivered through stock option grants as the compensation committee believed that options would have greater retention value based on the prevailing low trading prices for our Class A common stock when the guidelines were adopted.

Award Timing

The timing of equity awards has been determined by the compensation committee based on the committee’s view from time to time regarding the sufficiency of executive equity holdings for purposes of retention and motivation. In 2009, the compensation committee granted equity awards to our named executive officers in April. In addition, in October 2009 Mr. Dodd was granted a stock option at the time of the general fall stock option award to all employees. Consistent with our equity award grant policy (described below), these equity awards became effective and were priced in mid-May and mid-November, respectively. In addition, all of our named executive officers participated in our August 2009 stock option exchange program, as described below.

Generally, we do not seek to time or select the grant dates for our equity awards in coordination with the release of material non-public information, and we do not have any program, plan, or practice to do so. Our policy regarding equity award grant dates provides that the grant date is to be the 15th day of the month subsequent to the month in which the performance compensation award subcommittee approves an award (or, if not a business day, the next succeeding business day). In the case of new hire awards, the grant date is to be the 15th day of the month subsequent to the month in which the employee commences work if it is later than the month in which the relevant award is approved (or, if not a business day, the next succeeding business day). Accordingly, we generally have 12 pre-established grant dates during any calendar year. This policy also provides that the exercise price of each stock option is to be equal to the closing market price of our Class A common stock on the trading day immediately preceding the date of grant.

2009 Stock Option Awards

In April 2009, the board and compensation committee approved stock option grants for senior management and other key contributors, including the named executive officers. These awards were made to enhance the equity compensation packages of senior management and other key contributors in order to maintain our executive equity compensation at competitive levels based on a study performed by Compensia. In accordance with our equity award grant policy, these options were granted as of May 15, 2009. They had an exercise price of $2.75 per share and a four-year vesting schedule. In addition, to provide appropriate incentives to enhance stockholder value, these options were not exercisable unless and until the average closing market price of our Class A common stock across all trading days during a consecutive 90-day period during the options’ term equaled or exceeded $4.00 per share. (This price condition to exercisability was satisfied in March 2010.) The stock option awards for the named executive officers were as follows:

Mr. Katz	929,400 shares
Mr. Chiasson	252,900 shares
Mr. Campbell	165,700 shares
Mr. Dodd	232,100 shares
Ms. MacIntyre	200,000 shares
Mr. Wong	93,900 shares

The sizes of these awards, which exceeded the levels specified in our guidelines for annual equity awards adopted by the compensation committee in February 2009, were determined based on assessments of the projected value of each individual’s equity holdings before the grant and after the grant, and were designed to raise the unvested equity retention value of their holdings to a specified multiple of target total cash compensation, while maintaining sufficient stock in the 2002 Equity Incentive Plan pool for anticipated future usage. The award sizes were generally designed to restore the retention value of outstanding equity awards held by such individuals to levels that existed before significant declines in value of our stock from October 2008 through February 2009. The $4.00-average price condition for vesting of these awards, as described above, was chosen based on the implied value of LeapFrog at such price, which the compensation committee believed would reasonably reflect sustained improvement in our results of operations during a challenging year.

In view of the May 2009 award and based on the compensation committee’s assessment of the value of the outstanding equity held by our senior management team and other key contributors following our August 2009 stock option exchange program, none of the named executive officers, with the exception of Mr. Dodd, received additional stock awards as part of a more general stock award grant to employees in October 2009. Mr. Dodd received an option to purchase 35,000 shares of our Class A common stock, based on an evaluation of his performance and a determination by the compensation committee that he was one of our key employees critical to the successful execution of our business plan through 2010 and beyond. The size of the award was determined based on our projected share usage under 2002 Equity Incentive Plan, and a budget of shares to be allocated among specified key leaders, including Mr. Dodd but excluding the other named executive officers. In accordance with our equity award grant policy, this option was granted as of November 16, 2009. It had an exercise price of $4.04 per share and a four-year vesting schedule.

Stock Option Exchange Program

In June 2009, our board approved a “value-for-value” stock option exchange program designed to replenish the share pool for our 2002 Equity Incentive Plan. The program was approved by our stockholders in August 2009. Under the program, employees were given the opportunity to exchange their outstanding “out-of-the-money” stock options with an exercise price in excess of $4.00 per share for new stock options with an exercise price equal to $3.79 per share (the closing price for our Class A common stock on the NYSE on the business day prior to the expiration of the exchange offer) but for a lesser number of shares (with the goal of having the accounting fair value of the replacement options generally equal to or less than the accounting fair value of the surrendered options). As a result, the aggregate number of shares subject to outstanding stock options would be reduced, with the surrendered option shares returned to the share pool of the 2002 Equity Incentive Plan, and without causing us to recognize any significant accounting expense.

All our U.S. employees and certain non-U.S. employees holding eligible options, including the named executive officers, and our non-employee directors, were eligible to participate in the stock option exchange program. The board and compensation committee approved the participation of our executives in the program since they (along with our directors) held stock options covering approximately 60% of the total number of shares issuable under the 2002 Equity Incentive Plan. To improve the attractiveness of the stock option exchange program to stockholders, however, the stock option exchange program provided that the minimum exercise price of the replacement stock options granted to our CEO (and directors) would be $6.25 per share, but that such replacement stock options would have an exchange ratio based on a $3.79 exercise price (yielding a lower assumed fair value for the replacement options). As a result, our CEO received replacement options covering fewer shares than he would have received if such replacement options had been valued using their actual exercise price. The board and compensation committee believed that $6.25 exercise price for our CEO would reduce the likelihood that he would exercise the options in the near term and emphasized the importance of achieving significantly improved results before yielding significant compensation value.

Each of our named executive officers participated in the stock option exchange program. In the aggregate, our named executive officers tendered stock options covering 3,817,013 shares of Class A common stock in exchange for new options covering 2,063,550 shares of Class A common stock. The stock options surrendered and new options received by each named executive officer under the stock option exchange program were as follows:

Name	Surrendered Options Exercise Prices (Range)	Surrendered Options Total Shares	New Option Total Shares	New Option Exercise Price
Jeffrey G. Katz	$7.02-$14.79	2,595,812	1,388,757	$6.25
William B. Chiasson	$7.02-$15.17	359,264	199,909	$3.79
Michael J. Dodd	$7.02-$15.49	273,250	153,964	$3.79
William K. Campbell	$7.02-$20.60	213,934	105,221	$3.79
Nancy G. MacIntyre(1)	$7.02-$15.17	194,780	122,986	$3.79
Peter M. O. Wong(1)	$7.02-$15.17	179,973	92,713	$3.79

(1)	Ceased serving as an executive officer in mid-December 2009 and employment terminated in the first quarter of 2010.

Severance Benefits

Our named executive officers, with the exception of Mr. Katz, were eligible to receive payments and benefits under our Executive Management Severance and Change-in-Control Plan, or the Severance Plan.

The Severance Plan is intended to achieve three objectives:

•	minimize distraction and risk of departure of our executives and other members of senior management in the event of a potential change-in-control transaction involving our company;

•	provide consistency in benefits among our executives and other members of senior management; and

•	align our severance payments and benefits for our executives and other members of senior management with competitive practice.

Under the terms of the Severance Plan, each of the named executive officers (other than Mr. Katz) was eligible to receive payments and benefits if we terminated his or her employment “without cause” or if he resigned for “good reason.” In these situations, the Severance Plan provides for the continued payment of base salary for a period of 12 months (paid in semi-monthly installments) and COBRA benefits for a period of 12 months. In the event that the termination of employment occurs during the period beginning three months before and ending 12 months after a change in control of our company, the Severance Plan provides for a lump sum cash payment consisting of an amount equal to 24 months of base salary and an amount equal to 200% of his or her target bonus, COBRA benefits for a period of 24 months, and acceleration of vesting of all outstanding unvested stock awards. None of our named executive officers is eligible to receive any tax “gross-up” or other tax payment under the Severance Plan.

In determining the amounts payable under the Severance Plan, the compensation committee took into consideration the severance practices of the companies in our Peer Group. In addition, the compensation committee considered the multi-year nature of our turnaround plan and the historic and anticipated continued volatility of our stock price and operating results.

For more information about the terms and conditions of the Severance Plan, as well as the definitions of “cause” and “good reason,” see “Potential Payments upon Termination or Change in Control” below.

Mr. Katz, who was not eligible to participate in the Severance Plan, was eligible to receive payments and benefits under his employment agreement, which was negotiated and approved by our Board of Directors when he joined our company as our CEO in 2006. For more information about the terms and conditions of his severance and change-in-control arrangements, see “Potential Payments upon Termination or Change in Control” below.

Mr. Wong and Ms. MacIntyre ceased serving as executives in December 2009 and departed from LeapFrog in the first quarter of 2010 after a brief transition period. Each was eligible to receive severance payments and benefits under the Severance Plan and did receive such benefits upon executing a release agreement in the first quarter of 2010. In addition, the compensation committee approved an extension of the post-termination exercise period for their outstanding vested stock options from the standard three months to 12 months from the date of cessation of their continuous service, as defined in the 2002 Equity Incentive Plan. For more information about the severance payments and benefits to be received by Mr. Wong and Ms. MacIntyre, see “Potential Payments upon Termination or Change in Control” below.

Other Benefits and Perquisites

We offer our executives various benefits, including healthcare coverage and the opportunity to participate in our Section 401(k) plan and employee stock purchase plan, on the same general conditions as are made available to all our full-time employees. We do not offer our executive or other employees guaranteed retirement or pension benefits.

In view of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we have, in the past, offered newly-hired executives reimbursement of relocation expenses and mortgage interest differential payments, where appropriate. Typically, the amount and duration of these payments is negotiated and set forth in the new executive’s employment agreement or offer letter. None of our named executive officers received any such reimbursements or payments in 2009 and no other perquisites or personal benefits were offered in 2009.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public reporting company for compensation exceeding $1 million paid to its chief executive officer and, pursuant to recent Internal Revenue Service guidance, its three other most highly-compensated executive officers (other than its chief financial officer). This limitation applies only to compensation that is not considered to be “performance-based.”

Our 2002 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards as “performance-based” compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. In August 2009, to facilitate greater flexibility in granting equity awards to executives, our stockholders approved a proposal from our board to amend our 2002 Equity Incentive Plan to increase from 2,000,000 to 3,500,000 the limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Generally, we intend to grant stock options to our executives in a manner that satisfies the requirements for “performance-based” compensation to avoid any deduction disallowance for these awards under Section 162(m).

The compensation committee believes that it is appropriate for us to retain the flexibility to pay compensation that is not necessarily deductible if it deems such compensation to be in the best interests of our company and stockholders. Accordingly, from time to time, we may pay compensation to our executives that is not deductible, including cash bonuses and equity awards.

SUMMARY COMPENSATION INFORMATION

The following table shows compensation awarded, paid to or earned by, our “named executive officers.” The named executive officers for 2009 are our CEO from 2009, our CFO from 2009, our other two most highly compensated executive officers in 2009, and two individuals who would have been among the three most highly compensated executive officers but for the fact that such individuals were not serving as executive officers at the end of fiscal 2009. The table shows compensation for 2009 and, where the individual was a named executive officer in the relevant prior year, 2008 and 2007. The table reflects titles of each individual for 2009. As discussed under “Overview” above, each of Messrs. Katz, Chiasson, Dodd and Campbell has a new title and role for 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)*		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
Jeffrey G. Katz(3)	2009	607,800	—		—	1,425,274	145,872	(4)	2,000	(5)	2,180,846
Chairman, Chief Executive Officer and President	2008	607,800	—		—	801,483	—		2,000	(5)	1,411,283
	2007	604,550	—		421,200	587,070	600,000	(6)	5,250	(7)	2,218,070

William B. Chiasson	2009	312,800	—		—	387,833	37,536	(4)	2,000	(8)	740,169
Chief Financial Officer	2008	312,800	—		—	229,003	—		2,000	(8)	543,803
	2007	309,550	—		70,200	65,230	130,011	(9)	5,250	(10)	580,241

Michael J. Dodd	2009	292,200	—		—	433,467	35,064	(4)	—		760,731
Senior Vice President, Supply Chain and Operations	2008	292,200	—		—	239,098	—		—		531,298
	2007	289,200	—		70,200	97,845	170,050	(11)	3,000	(12)	630,295

William K. Campbell(13)	2009	244,050	—		—	254,108	29,286	(4)	2,000	(14)	529,444
Senior Vice President, Consumer Sales	2008	244,050	—		—	95,190	—		2,000	(14)	341,240

Nancy G. MacIntyre(15)	2009	300,000	—		—	306,708	36,000	(4)	2,000	(16)	644,708
Former Executive Vice President, Product, Innovation and Marketing	2008	295,833	—		—	314,310	—		2,000	(16)	612,143
	2007	250,144	75,000	(17)	70,200	557,917	150,000	(18)	2,000	(16)	1,105,261

Peter M. O. Wong(19)	2009	240,075	—		—	144,000	28,809	(4)	2,000	(20)	414,884
Former Senior Vice President, General Counsel and Corporate Secretary

*	The “Bonus” column includes sign-on and other bonus payments that are not part of our annual bonus plan. As required under applicable rules of the SEC, annual bonus plan payments are included in the column entitled “Non-Equity Incentive Plan Compensation,” as they are based upon satisfaction of pre-established performance targets the outcome of which was substantially uncertain.

(1)	The value shown for the stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards are discussed in Note 11, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The value shown for the option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 11, “Stock-Based Compensation,” of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. To the extent that option awards were granted as part of our value-for-value stock option exchange program in 2008 or 2009, the values for such option awards reflected in the table are their incremental fair values as of the date of the exchange, calculated in accordance with FASB ASC Topic 718. The option exchange programs were designed to result in no incremental accounting cost for the new options issued in the exchange and, as a result, the incremental fair value of such options was generally approximately zero.

(3)	Mr. Katz became our CEO and President in July 2006 and resigned in February 2010.

(4)	Sum of bonus payments to such individual under our 2009 bonus plan for company achievement of quarterly cash balance targets in the first, second and third quarters of 2009.

(5)	Mr. Katz received $2,000 in matching grants made to his 401(k) savings plan.

(6)	Bonus awarded to Mr. Katz in February 2008 under our 2007 bonus plan based on achievement of corporate and individual performance goals and achievements for 2007.

(7)	Mr. Katz received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his base salary. Mr. Katz also received $2,000 in matching grants made to his 401(k) savings plan.

(8)	Mr. Chiasson received $2,000 in matching grants made to his 401(k) savings plan.

(9)	Bonus awarded to Mr. Chiasson in February 2008 under our 2007 bonus plan based on achievement of corporate and individual performance goals and achievements for 2007.

(10)	Mr. Chiasson received an automobile allowance of $3,250 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary. Mr. Chiasson also received $2,000 in matching grants made to his 401(k) savings plan.

(11)	Bonus awarded to Mr. Dodd in February 2008 under our 2007 bonus plan based on achievement of corporate and individual performance goals and achievements for 2007.

(12)	Mr. Dodd received an automobile allowance of $3,000 through May 31, 2007. In May 2007, the compensation committee eliminated auto allowances for all named executive officers and instead added, effective as of June 1, 2007, the amount of each individual named executive officer’s auto allowance to his or her base salary.

(13)	Mr. Campbell was not a named executive officer in fiscal 2007.

(14)	Mr. Campbell received $2,000 in matching grants made to his 401(k) savings plan.

(15)	Ms. MacIntyre became our Executive Vice President, Product, Innovation and Marketing, in February 2007, ceased serving as an executive in December 2010, and departed from the company in March 2010.

(16)	Ms. MacIntyre received $2,000 in matching grants made to her 401(k) savings plan.

(17)	Under the terms of her employment agreement, Ms. MacIntyre received a sign-on bonus of $75,000, which was intended to replace a 2006 bonus from her previous employer that she was forfeiting to join us.

(18)	Bonus awarded to Ms. MacIntyre in February 2008 under our 2007 bonus plan based on achievement of corporate and individual performance goals and achievements for 2007.

(19)	Mr. Wong was not a named executive officer in fiscal 2007 or fiscal 2008. Mr. Wong served as a Senior Vice President since October 2007, as our General Counsel since April 2006 and as our Corporate Secretary since February 2005. He ceased serving as an executive in December 2010 and departed from the company in February 2010.

(20)	Mr. Wong received $2,000 in matching grants made to his 401(k) savings plan.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the named executive officers. The table reflects titles of each individual for 2009. As discussed under “Overview” above, each of Messrs. Katz, Chiasson, Dodd and Campbell has a new title and role for 2010.

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)(4)		Exercise or Base Price of Option Awards ($/Sh) (5)	Closing Market Price on Grant Date ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(4)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Jeffrey G. Katz	2/26/09		369,542	461,928	554,313
Chairman, Chief Executive Officer and President	5/15/09	4/29/09					929,400		929,400		2.75	2.60	1,425,274
	8/27/09	8/26/09							610,012		6.25	3.92	—
	8/27/09	8/26/09							143,048		6.25	3.92	—
	8/27/09	8/26/09							304,355		6.25	3.92	—
	8/27/09	8/26/09							12,535		6.25	3.92	—
	8/27/09	8/26/09							503		6.25	3.92	—
	8/27/09	8/26/09							57,066		6.25	3.92	—
	8/27/09	8/26/09							143,066		6.25	3.92	—
	8/27/09	8/26/09							118,202		6.25	3.92	—

William B. Chiasson	2/26/09		95,091	118,864	142,636
Chief Financial Officer	5/15/09	4/29/09					252,900		252,900		2.75	2.60	387,833
	8/27/09	8/26/09							15,892		3.79	3.92	—
	8/27/09	8/26/09							19,361		3.79	3.92	—
	8/27/09	8/26/09							42,459		3.79	3.92	—
	8/27/09	8/26/09							9,873		3.79	3.92	—
	8/27/09	8/26/09							15,013		3.79	3.92	—
	8/27/09	8/26/09							11,456		3.79	3.92	—
	8/27/09	8/26/09							52,084		3.79	3.92	—
	8/27/09	8/26/09							33,771		3.79	3.92	—

Michael J. Dodd	2/26/09		88,829	111,036	133,243
Senior Vice President, Supply Chain and Operations	5/15/09	4/29/09					232,100		232,100		2.75	2.60	355,935
	8/27/09	8/26/09							17,235		3.79	3.92	—
	8/27/09	8/26/09							44,909		3.79	3.92	—
	8/27/09	8/26/09							11,560		3.79	3.92	—
	8/27/09	8/26/09							7,481		3.79	3.92	—
	8/27/09	8/26/09							13,680		3.79	3.92	—
	8/27/09	8/26/09							23,838		3.79	3.92	—
	8/27/09	8/26/09							35,261		3.79	3.92	—
	11/16/09	10/29/09							35,000	(7)	4.04	4.01	77,532

William K. Campbell	2/26/09		74,191	92,739	111,286		165,700
Senior Vice President, Consumer Sales	5/15/09	4/29/09							165,700		2.75	2.60	254,108
	8/27/09	8/26/09							1,883		3.79	3.92	—
	8/27/09	8/26/09							903		3.79	3.92	—
	8/27/09	8/26/09							15,802		3.79	3.92	—
	8/27/09	8/26/09							14,038		3.79	3.92	—
	8/27/09	8/26/09							587		3.79	3.92	—
	8/27/09	8/26/09							10,944		3.79	3.92	—
	8/27/09	8/26/09							13,788		3.79	3.92	—
	8/27/09	8/26/09							35,927		3.79	3.92	—
	8/27/09	8/26/09							6,352		3.79	3.92	—
	8/27/09	8/26/09							4,907		3.79	3.92	—

(Table continued on next page)

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Closing Market Price on Grant Date ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(4)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Nancy G. MacIntyre	2/26/09		91,200	114,000	136,800
Former Executive Vice President, Product, Innovation and Marketing	5/15/09	4/29/09					200,000		200,000	2.75	2.60	306,708
	8/27/09	8/26/09							31,785	3.79	3.92	—
	8/27/09	8/26/09							10,089	3.79	3.92	—
	8/27/09	8/26/09							26,918	3.79	3.92	—
	8/27/09	8/26/09							7,841	3.79	3.92	—
	8/27/09	8/26/09							46,353	3.79	3.92	—

Peter M. O. Wong	2/26/09		72,982	91,228	109,474
Former Senior Vice President, General Counsel and Corporate Secretary	5/15/09	4/29/09					93,900		93,900	2.75	2.60	144,444
	8/27/09	8/26/09							11,919	3.79	3.92	—
	8/27/09	8/26/09							7,166	3.79	3.92	—
	8/27/09	8/26/09							8,757	3.79	3.92	—
	8/27/09	8/26/09							655	3.79	3.92	—
	8/27/09	8/26/09							4,854	3.79	3.92	—
	8/27/09	8/26/09							7,404	3.79	3.92	—
	8/27/09	8/26/09							30,137	3.79	3.92	—
	8/27/09	8/26/09							11,293	3.79	3.92	—
	8/27/09	8/26/09							10,528	3.79	3.92	—

(1)

Our board has adopted a policy regarding the grant dates of stock options and stock-based awards under which the grant date of all awards to named executive officers will be the 15th day of the month subsequent to the month in which the award is approved by the board or compensation committee (or the next succeeding business day that the NYSE is open). In the case of options granted in connection with the stock option exchange program described in footnote 5 below, the grant date was set in accordance with the terms of the exchange program.

(2)	In February 2009, our board approved the non-equity incentive plan under which the amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The plan provided opportunities for both quarterly incentive payments and annual incentive payments. The actual cash incentive award payout was determined using multiple financial and non-financial metrics. Please see the detailed description set forth above in this proxy statement under “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Awards.” Quarterly incentive payments made during 2009 are reflected in the Summary Compensation Table and discussed above in “Compensation Discussion and Analysis” under “Quarterly Cash Balance Goals.” In February 2010, the compensation committee and board determined that no annual incentive awards would be paid to our executive officers under the 2009 bonus plan, as discussed above in “Compensation Discussion and Analysis” under “Performance-Based Annual Bonus Awards.” However, the estimated future payouts show what the annual incentive awards could have been at the threshold, target and maximum levels for each individual assuming sufficient funding of the 2009 bonus plan based on company performance goals set under the plan.

(3)

The named executive officers received option awards in May 2009. These awards were each subject to a price-based vesting condition. In each case, no portion of the option would vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period occurring after the grant date and during the term of the option equaled or exceeded $4.00 per share. This price condition was met in March 2010. In addition the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter. (All vesting is subject to standard terms set forth in our 2002 Equity Incentive Plan and associated form stock option agreement, including continuous service as defined in the 2002 Equity Incentive Plan.) The numbers of shares shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column assume that the foregoing price condition is satisfied, and that each such option becomes fully vested in accordance with the time-based vesting schedule described above and is exercised with respect to all the option shares. There were no minimum, target or maximum levels applicable with respect to the satisfaction of the price condition, so, in accordance with applicable SEC rules, the single estimated payout is included in the “Target” column under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

(4)	All the named executive officers participated in our one-time option exchange program approved by stockholders on August 26, 2009. New options were granted on August 27, 2009 on a value-for-value basis with terms and conditions similar to the original grants. See footnotes to the Outstanding Equity Awards at December 31, 2009 table for more details regarding the exchange program.

(5)	As provided in the 2002 Equity Incentive Plan, we grant options to purchase our Class A common stock at an exercise price equal to the closing market price of our Class A common stock on the trading day immediately preceding the date of grant.

(6)	Represents the full fair value or, in the case of replacement options granted in our option exchange program, the incremental fair value, of the option or award computed as of the grant date in accordance with FASB ASC Topic 718. Where incremental fair value of a grant is shown, the amount is net of the value of options canceled in exchange for the grant. See Note 11 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

(7)	Option vests over a four-year period in 48 equal monthly installments.

Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Both the “Summary Compensation” table and the “Grants of Plan-Based Awards in Fiscal 2009” table reflect terms contained in the employment agreement that LeapFrog entered into with Mr. Katz, who began employment with LeapFrog on July 3, 2006. Mr. Katz’s employment agreement provided for an annual base salary of $600,000 and a sign-on bonus of $300,000. Mr. Katz was eligible under the agreement to receive an annual bonus based on his achievement of certain individual objectives and LeapFrog financial performance measures established by the board, at the target bonus opportunity level of 100% of Mr. Katz’s annual base salary and at a maximum 200% of his annual base salary for exemplary performance pursuant to stretch-level objectives. Mr. Katz was eligible to receive, and did receive, a bonus for performance in 2006, prorated for his partial year of service, and in 2007, but no bonuses were paid to named executive officers for 2008 or 2009. For the first year of Mr. Katz’s employment, until Mr. Katz established a permanent residency in the San Francisco Bay area, we reimbursed him for reasonable expenses incurred in commuting between the San Francisco and Los Angeles areas. For adjustments to his base salary and actual bonuses, please see the “Summary Compensation Table” and the related footnotes. In addition, Mr. Katz’s employment agreement provided for the severance benefits described below under the heading “Potential Payments Upon Termination or Change in Control” and grants of various stock awards described under the “Grants of Plan-Based Awards in Fiscal 2009” table.

In March 2010, Jeffrey G. Katz ceased serving as our CEO and became a non-employee director and Mr. Chiasson became our new Chief Executive Officer and President. In connection with Mr. Katz’s transition from employee to non-employee director, we entered into an agreement with Mr. Katz concerning his compensation, including the treatment of his outstanding equity and the handling of his transition under his pre-existing severance terms. His transition is treated, for purposes of the severance provisions in his prior employment agreement, as a resignation without good reason and, accordingly, no severance benefits were triggered by the transition. As a non-employee director, Mr. Katz will receive the same cash compensation as the other non-employee directors, but he will not receive the automatic initial stock option ordinarily received by new non-employee directors under our NEDSAP, nor will he receive any equity award under that plan in respect of his service as a non-employee director through February 28, 2011.

Under his transition agreement, all of the options previously granted to Mr. Katz (other than his option to purchase 929,000 shares of our Class A common stock granted May 15, 2009, or the May Option, discussed below) ceased to continue to vest as of his resignation date on February 28, 2010, and unvested shares subject to these options were forfeited. Accordingly, as of Mr. Katz’s resignation date, 940,025 shares covered by these options were vested as of Mr. Katz’s resignation date and will continue to be exercisable until February 28, 2011 (subject to any other terms regarding expiration in our 2002 Equity Incentive Plan) without regard to Mr. Katz’s service as a member of our board following his resignation. With respect to the May Option, 25% of the shares were subject to the $4.00 average closing price condition (as described in more detail in footnote 3 to the “Grants of Plan Based Awards in Fiscal 2009” table). As that condition was satisfied in March 2010, the eligible portion of the May Option will vest on May 15, 2010, though it will remain subject to the following exercisability terms:

•

It may not be exercised until Mr. Katz has completed one year of service as Executive Chairman, except in case of a change in control or Mr. Katz’s resignation as Executive Chairman at the board’s request but without cause prior to completing one year of service.

•

If it has become exercisable based on Mr. Katz’s completion of one year of service as Executive Chairman, it will remain exercisable during the period of his service on the board and, regardless of his service on the board, for one year following the termination of his service as Executive Chairman.

The remaining 75% of the shares subject to the May Option have been forfeited.

In connection with Mr. Chiasson’s appointment to the positions of President and Chief Executive Officer, he entered into a new employment agreement with us. Under the agreement, Mr. Chiasson’s annual salary was increased to $450,000 and he will be eligible to earn an annual performance-based bonus for each LeapFrog fiscal year beginning with fiscal 2010, with a target of 75%, and maximum of 150%, of his base salary for such fiscal year. The amount of his bonuses will be determined by the board based upon his personal performance and our company performance, pursuant to objectives and other metrics established by the board or compensation committee. In addition, on March 15, 2010, in accordance with his new employment agreement, Mr. Chiasson was granted (i) an option to purchase 150,000 shares of our Class A common stock at an exercise price of $6.32 per share, and (ii) 150,000 restricted stock units. The stock option will vest in 48 equal monthly installments beginning on March 1, 2010, and one-half of the restricted stock units will vest on March 1, 2011, with the other half vesting in 12 equal monthly installments beginning on April 1, 2011, in each case subject to Mr. Chiasson’s continued service to us. The vesting of Mr. Chiasson’s equity awards is subject to acceleration in the event of a change in control. In addition, if we terminate Mr. Chiasson’s employment without “cause” or if Mr. Chiasson terminates his employment for “good reason,” as such terms are defined by agreement, we will be obligated to make severance payments equal to 12 months (24 months if in connection with a change in control of the company) base salary and target bonus. See “Potential Payments Upon Termination or Change In Control” for more details regarding Mr. Chiasson’s termination and change-in-control benefits under the employment agreement and the Severance Plan. Mr. Chiasson will also be eligible for all standard benefits available to our other executives.

All of the other named executive officers are eligible for vesting acceleration rights and other severance benefits upon specific types of termination or a change in control of LeapFrog. A summary of the materials terms governing these payments is set forth below in the section entitled “Potential Payments Upon Termination or Change In Control.” Mr. Wong and Ms. MacIntyre received severance benefits upon signing a release agreement in the first quarter of 2010, also as further described in that section.

All of our named executive officers participated in our 2009 option exchange program. Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Incentive Awards—Stock Option Exchange Program” for description of the option exchange program.

Outstanding Equity Awards at Fiscal Year End

The following table shows, for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at December 31, 2009 for the named executive officers. The table reflects titles of each individual for 2009. As discussed under “Overview” above, each of Messrs. Katz, Chiasson, Dodd and Campbell has a new title and role for 2010.

Outstanding Equity Awards at December 31, 2009

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey G. Katz	—	—				—	—	30,000	117,300
Chairman, Chief Executive Officer and President	12,535	—	(4)			6.25	06/06/2015
	503	—	(5)			6.25	07/01/2015
	368,040	241,972	(6)			6.25	07/06/2016
	183,627	120,728	(7)			6.25	07/06/2016
	34,429	22,637	(8)			6.25	07/06/2016
	86,305	56,743	(9)			6.25	07/06/2016
	80,457	62,579	(10)			6.25	09/17/2017
	36,937	81,265	(11)			6.25	09/15/2018
	—	—		929,400	(12)	2.75	5/15/2019

William B. Chiasson	—	—				—	—	10,000	39,100
Chief Financial Officer	42,459	—	(13)			3.79	11/11/2014
	11,456	—	(14)			3.79	08/01/2015
	7,635	2,238	(15)			3.79	03/27/2016
	41,341	10,743	(16)			3.79	10/30/2016
	15,367	3,994	(17)			3.79	10/30/2016
	1,916	3,097	(18)			3.79	10/30/2016
	8,939	6,953	(19)			3.79	09/17/2017
	10,552	23,219	(20)			3.79	09/15/2018
	—	—		252,900	(12)	2.75	5/15/2019

Michael J. Dodd	—	—				—	—	5,000	19,550
Senior Vice President, Supply Chain and Operations	11,560	—	(21)			3.79	04/18/2015
	7,013	468	(22)			3.79	03/27/2016
	35,552	9,357	(23)			3.79	10/30/2016
	13,644	3,591	(24)			3.79	10/30/2016
	10,830	2,850	(25)			3.79	10/30/2016
	13,408	10,430	(26)			3.79	09/17/2017
	11,010	24,243	(27)			3.79	09/15/2018
	—	—		232,100	(12)	2.75	5/15/2019
	—	35,000	(28)			4.04	11/16/2019

William K. Campbell	587	0	(29)			3.79	04/08/2012
Senior Vice President, Consumer Sales	1,883	0	(30)			3.79	02/12/2013
	903	0	(31)			3.79	05/19/2014
	6,352	0	(32)			3.79	04/12/2015
	28,442	7,485	(33)			3.79	10/30/2016
	10,915	2,873	(34)			3.79	10/30/2016
	8,664	2,280	(35)			3.79	10/30/2016
	4,395	512	(36)			3.79	03/15/2017
	8,939	6,953	(37)			3.79	09/17/2017
	4,386	9,652	(38)			3.79	09/15/2018
	—	—		165,700	(12)	2.75	5/15/2019

(Table continued on next page)

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nancy G. MacIntyre								5,000	19,550
Former Executive Vice President, Product, Innovation and Marketing	13,430	13,488	(39)			3.79	02/05/2017

	71,45	944	(40)			3.79	02/05/2017
	39,12	3,929	(41)			3.79	02/05/2017
	17,878	13,907	(42)			3.79	09/17/2017
	14,485	31,868	(43)			3.79	09/15/2018
	—	—		200,000	(12)	2.75	5/15/2019

Peter M.O. Wong								2,500	9,775
Former Senior Vice President, General Counsel and Corporate Secretary	7,166	0	(44)			3.79	1/31/2012
	655	0	(45)			3.79	5/19/2014
	4,854	0	(46)			3.79	4/12/2015
	6,941	463	(47)			3.79	3/27/2016
	23,857	6,280	(48)			3.79	10/30/2016
	8,963	2,330	(49)			3.79	10/30/2016
	6,950	1,807	(50)			3.79	10/30/2016
	6,704	5,214	(51)			3.79	9/17/2017
	3,290	7,238	(52)			3.79	9/15/2018
	—	—		93,900	(12)	2.75	5/15/2019

(1)	All options reported in the table were granted under our 2002 Equity Incentive Plan.

(2)	Represents restricted stock units or awards that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the grant date of September 17, 2007.

(3)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2009, $3.91, by the number of shares of restricted stock that had not vested as of December 31, 2009.

(4)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 22,976 shares originally issued June 9, 2008 under the 2002 Non-Employee Director Stock Award Plan. Option is fully vested and exercisable.

(5)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 919 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(6)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,030,989 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 183,003 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(7)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 661,090 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 91,306 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(8)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 123,945 shares originally issued June 9, 2008 outside of our equity plans. Option vests as follows: 17,119 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(9)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 397,384 shares originally issued June 9, 2008 outside of our equity plans. Option vests as follows: 42,914 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 13 equal monthly installments commencing July 6, 2009. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(10)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 180,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(11)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 178,500 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008. See “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s unvested option awards based upon his resignation as our CEO.

(12)	No portion of the option would vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurred after the grant date and during the term of the option equaled or exceeded $4.00 per share. This price condition was satisfied in March 2010. In addition, the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter. With respect to Mr. Katz’s May 2009 option grant, see “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” above for information regarding adjustments in February 2010 to the vesting of Mr. Katz’s of this award based upon his resignation as our CEO.

(13)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 81,414 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vested 100% on June 9, 2009.

(14)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,810 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vested 100% on June 9, 2009.

(15)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 16,495 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 2,961 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 10 equal monthly installments commencing June 27, 2009.

(16)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 85,836 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 33,854 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(17)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 42,193 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 12,584 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(18)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 41,516 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 9,758 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(19)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(20)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 51,000 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(21)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued April 18, 2005 under the 2002 Equity Incentive Plan. Option is 100% vested.

(22)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 15,000 shares originally issued March 27, 2006 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was March 27, 2006.

(23)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 75,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(24)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(25)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(26)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(27)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 53,250 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(28)	Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date which was November 16, 2009, and in 36 equal monthly installments thereafter.

(29)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 3,334 shares originally issued July 25, 2002 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(30)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued February 12, 2003 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(31)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 5.900 shares originally issued May 19, 2004 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(32)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 14,500 shares originally issued April 12, 2005 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(33)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 60,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(34)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(35)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued October 30, 2006 under the 2002 Equity Incentive Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant, which was October 30, 2006 and in 36 equal monthly installments thereafter.

(36)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 9,000 shares originally issued March 15, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was May 1, 2008.

(37)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(38)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 21,200 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(39)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 43,507 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 8,075 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(40)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,972 shares originally issued June 9, 2009 under the 2002 Equity Incentive Plan. Option vests as follows: 5,885 shares subject to the option vested on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(41)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 20,301 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option vests as follows: 2,352 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 20 equal monthly installments commencing July 5, 2009.

(42)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 40,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(43)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 70,000 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

(44)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued January 31, 2002 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(45)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 1,323 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(46)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 8,979 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Option is fully vested and exercisable.

(47)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 12,371 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Options vest as follows: 5,861 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 10 equal monthly installments commencing June 27, 2009.

(48)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 50,071 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Options vest as follows: 19,463 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(49)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 24,612 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Options vest as follows: 7,340 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(50)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 24,217 shares originally issued June 9, 2008 under the 2002 Equity Incentive Plan. Options vest as follows: 5,692 shares subject to the option vest on June 9, 2009 and the remaining shares subject to the option vest in 17 equal monthly installments commencing June 30, 2009.

(51)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 15,000 shares originally issued September 17, 2007 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 17, 2007.

(52)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 15,900 shares originally issued September 15, 2008 under the 2002 Equity Incentive Plan. Option vests in 48 equal monthly installments from the vesting commencement date, which was September 15, 2008.

Option Exercises and Stock Vested

The following table shows, for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers. The table reflects titles of each individual for 2009. As discussed under “Overview” above, each of Messrs. Katz, Chiasson, Dodd and Campbell each has a new title and role for 2010.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey G. Katz	—	—	15,000	69,300	(1)
Chairman, Chief Executive Officer and President

William B. Chiasson	—	—	5,000	7,450	(2)
Chief Financial Officer	—	—	2,500	11,550	(1)

Michael J. Dodd	—	—	4,250	7,947	(3)
Senior Vice President,			3,000	6,000	(4)
Supply Chain and Operations			2,500	11,550	(1)

William K. Campbell	—	—	3,400	6,358	(3)
Senior Vice President, Consumer Sales			1,250	5,775	(1)

Nancy G. MacIntyre	—	—	2,500	11,550	(1)
Former Executive Vice President, Product, Innovation and Marketing

Peter M.O. Wong	—	—	3,400	6,358	(3)
Former Senior Vice President, General Counsel and Corporate Secretary			1,250	5,775	(1)

(1)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $4.62 on September 17, 2009, by the number of shares acquired on vesting.

(2)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $1.49 on March 27, 2009, by the number of shares acquired on vesting.

(3)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $1.87 on April 12, 2009, by the number of shares acquired on vesting.

(4)	Calculated by multiplying the closing price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $2.00 on April 18, 2009, by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

Our Executive Management Severance and Change-in-Control Plan, or the Severance Plan, was approved by our compensation committee in 2007. Under the Severance Plan, our named executive officers may receive benefits in the event of termination of employment under specified circumstances, including a change in control of LeapFrog. Mr. Katz, however, was not eligible to participate in the Severance Plan, but instead was eligible to receive benefits under the terms of the severance and change-in-control provisions in his employment agreement. The specific terms of these arrangements, as well as amounts paid to the named executive officers who departed from LeapFrog in the first quarter of 2010, and an estimate of the compensation that would have been payable to the other named executive officers had the benefits provisions been triggered as of the end of 2009, are described in detail below.

Mr. Katz resigned as our CEO in February 2010 and became Executive Chairman of our board of directors. His February 2010 transition agreement superseded all of the benefits described below for Mr. Katz. In addition, Mr. Chiasson became our CEO in March 2010 and entered into an employment agreement that terminated his eligibility for benefits under Severance Plan and provided the termination and change-in-control benefits described below. Mr. Katz’s transition agreement and Mr. Chiasson’s new employment agreement are described above under “Notes Regarding Summary Compensation Table and Grants of Plan-Based Awards Table.”

With respect to Ms. MacIntyre and Mr. Wong, the amounts shown below are amounts actually paid or to be paid to them in connection with their departures, both under the Severance Plan and as separately negotiated with them. The estimates for the remaining officers are based on the assumption that a triggering event occurred on December 31, 2009 and assume a price per share of our Class A common stock of $3.91, which was the price of our Class A common stock reported by the NYSE at the close of market on December 31, 2009. With respect to the estimated or potential value of options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination or a change in control of LeapFrog, the actual value of the options realized, if any, will depend upon the extent to which the market value of our Class A common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Jeffrey G. Katz

Termination

In July 2006, we entered into an employment agreement with Mr. Katz that provided he would be entitled to certain benefits if his employment is terminated by us for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability. Upon such a termination, Mr. Katz (or his estate), would have been entitled to receive (a) on our customary bonus payment date, a prorated portion of his target bonus for the year in which his termination occurred, and (b) vesting for 12 additional months of any stock options held by Mr. Katz (the “Options”). In addition, all vested Options would have remained exercisable for two years following the termination date. Assuming, for the purposes of illustration, a termination date of December 31, 2009 and exercise of the Options on the same date, the bonus payment would have been $607,800 and, based on exercise price of the Options of $3.91, the closing price of our Class A common stock as reported by the NYSE for December 31, 2009, the potential realizable value of the additional vested options would have been $426,749. In addition, if Mr. Katz’s employment were terminated other than by us for cause or by Mr. Katz for good reason or due to his death or permanent disability, we agreed to hire Mr. Katz as a consultant for a period of two years following his termination. During this two-year consulting period, we would have been required to pay Mr. Katz an annual consulting fee equal to the sum of (a) his base salary at the time of his termination, (b) the higher of his target bonus at the time of his termination and the average annual bonus amount paid to Mr. Katz for the two fiscal years preceding his termination and (c) one-third of all self-employment taxes paid by Mr. Katz on the consulting fees. The consulting fees would have been paid to Mr. Katz in equal semi-monthly installments. We also agreed to pay all health insurance continuation payments to maintain Mr. Katz’s group health insurance coverage, for himself and his covered dependents, while he was providing consulting services to LeapFrog. Assuming a termination date of December 31, 2009, the total consulting fees to be paid to Mr. Katz would have been approximately $2,601,000 and the payments to maintain group health insurance coverage for himself and his covered dependents would have been approximately $27,250.

The benefits described in the preceding two paragraphs are hereinafter referred to as the “Katz Severance Benefits.”

Under the terms of Mr. Katz’s employment agreement, the term “cause” meant:

•	commission of an act of fraud, embezzlement or misappropriation against or involving LeapFrog,

•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty,

•

commission of an act or failure to commit an act, involving LeapFrog that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Katz’s employment agreement and which would result in significant harm to LeapFrog, or

•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten days following receipt of written notice from LeapFrog regarding such failure.

Under the terms of Mr. Katz’s employment agreement, “good reason” meant:

•

a substantial reduction in the nature or status of his responsibilities (the requirement that Mr. Katz assume any position other than the senior-most position upon a change-in-control transaction shall be deemed a substantial reduction for purposes of triggering termination payments),

•	the failure to re-elect, or the removal of, Mr. Katz from our board of directors,

•	any reduction in his base salary or target bonus,

•	relocation of his place of work to any place more than 35 miles from the office he regularly occupies or 35 miles from Mr. Katz’s residence in southern California,

•

failure by any successor entity following a change-in-control transaction, within ten days of the request by Mr. Katz, to deliver confirmation of the successor entity’s commitment to honor Mr. Katz’s employment agreement, or

•	the appointment, prior to July 3, 2009, of anyone other than Mr. Katz to serve as successor chair of our board of directors upon the resignation or removal of Steven B. Fink from that position.

Change in Control

Under his employment agreement, upon the occurrence of a change in control, we would have been required to accelerate the vesting of any equity awards then held by Mr. Katz such that all of his equity awards would be vested as of the date of the change in control. Assuming that a change in control occurred on December 31, 2009 and that his Options were exercised on the same date, based on exercise price of the Options of $3.91, the closing price of our Class A common stock as reported by the NYSE for December 31, 2009, the potential realizable value of the additional vested options would have been $1,078,104.

In addition, if during the two-year period following a change in control of LeapFrog, Mr. Katz’s employment were terminated for reasons other than cause or by Mr. Katz for good reason or due to his death or permanent disability, we would have been required to accelerate the vesting of any equity awards then held by Mr. Katz with the result that all of his equity awards would have been vested as of the date of his termination and all of his vested stock options would remain exercisable for two years after the termination date. Assuming that a change in control occurred on December 31, 2009, that Mr. Katz’s employment were terminated in a covered termination, and that his Options were exercised on the same date, based on exercise price of the Options of $3.91, the closing price of our Class A common stock as reported by the NYSE for December 31, 2009, the potential realizable value of the additional vested options would have been $1,078,104. We would also have been required to pay to Mr. Katz the Katz Severance Benefits, as applicable. For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets.

Non-Solicitation, Non-Competition, Non-Interference, Release

To receive any of the benefits described above under his employment agreement, Mr. Katz would have been required to execute a release agreement. Under his employment agreement and his 2010 transition agreement, Mr. Katz is subject to a non-solicitation provision for two years after termination of his employment in February 2010, as well as a non-interference provision and a confidentiality provision.

William K. Campbell, William B. Chiasson and Michael J. Dodd

Messrs. Campbell and Dodd are each eligible to receive severance and termination payments under the Severance Plan. Mr. Chiasson was eligible to receive the same benefits in fiscal 2009, though such benefits have been adjusted by a March 2010 employment agreement with Mr. Chiasson as described in more detail below.

Under the terms of the Severance Plan, Messrs. Campbell and Dodd are, and Mr. Chiasson was, eligible to receive the benefits described in the Severance Plan if the executive officer were terminated without “cause” or the executive officer were to resign for “good reason.”

Under the Severance Plan, “cause” exists if the employee:

•	is convicted of a felony or a crime involving moral turpitude or dishonesty,

•	commits fraud against the company,

•

commits a material breach of any material provision of a written agreement with the company (including, without limitation, the Proprietary Information and Inventions Agreement) or of a written policy of the company, provided that the employee was given reasonable notice and opportunity to cure,

•	shows conduct demonstrating unfitness to serve, provided that the employee was given reasonable notice and opportunity to cure, or

•	breaches duties to the company including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” exists if:

•	there is any material diminution in the employee’s authority, duties or responsibilities,

•	there is a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced,

•	the employee’s business location moved more than 50 miles beyond current location, or

•	we materially breach the agreement under which the employee is employed.

For Mr. Dodd, the definition of good reason also includes a change in control of LeapFrog in which Mr. Dodd does not hold the senior-most position in his functional area in the surviving top-most parent company (excluding any company that is an investment fund or other non-operating company), whether public or private, and does not report directly to the chief executive officer of such top-most parent company. However, as a condition of resigning for good reason on such basis, he must first have remained in employment with LeapFrog or its successor on a full time basis (or on a less than full time basis, as LeapFrog or its successor determines), with a base salary that is no less than it was immediately prior to the change in control (unadjusted for employment on a less than full time basis), for a period of six months (or a shorter period as LeapFrog or its successor determines) in order to provide transition support to LeapFrog or its successor.

Under the Severance Plan, to resign for good reason, an employee must resign within 60 days after the occurrence, without the employee’s consent, of one of the events listed in the “good reason” definition, after having given us 30 days’ written notice (during which time we would have the opportunity to cure the event that the employee asserts is good reason). If we cure the event, then the employee would not have good reason.

If a covered termination (which includes a resignation for good reason) is triggered and does not occur in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Installments

If a covered termination is triggered and occurs in relation to a change in control of LeapFrog, the Severance Plan provides for the following severance benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Assuming a termination date of December 31, 2009, Messrs. Campbell, Chiasson and Dodd would have been entitled to receive the following severance benefits:

Covered Termination—No Change in Control

Name of Named Executive Officer	Payment of Base Salary ($)	Health Insurance Payments ($)(1)
William K. Campbell	244,050	— (2)
William B. Chiasson	312,800	19,750
Michael J. Dodd	292,200	15,220

Covered Termination—Change in Control

Name of Named Executive Officer	Payment of Base Salary ($)	Payment of Bonus ($)	Health Insurance Payments ($)(1)		Value of Equity Acceleration ($)(3)
William K. Campbell	488,010	244,050	—	(2)	195,783
William B. Chiasson	625,600	312,800	39,500		299,393
Michael J. Dodd	584,400	292,200	30,430		275,349

(1)	Approximate value of benefit; does not reflect potential increase of insurance premiums in 2010.

(2)	Mr. Campbell does not currently maintain any health insurance coverage through LeapFrog.

(3)	Represents potential realizable value of the additional vested options assuming a change in control occurred on December 31, 2009 and that such individual’s options were exercised on the same date, based on an exercise price of $3.91, the closing price of our Class A common stock as reported by the NYSE for December 31, 2009.

Participants are required to execute a release prior to receiving any of the foregoing benefits and benefits under the Severance Plan will terminate if, at any time, the officer violates any proprietary information or confidentiality obligation to LeapFrog.

Under his March 2010 employment agreement, the vesting of Mr. Chiasson’s equity awards is subject to 100% acceleration upon a “change in control” as defined in his agreement. In addition, if we terminate Mr. Chiasson’s employment without “cause” or if Mr. Chiasson terminates his employment for “good reason,” as such terms are defined in the agreement, we will be obligated to make severance payments equal to 12 months (24 months if in connection with a change in control of the company) base salary and target bonus. Mr. Chiasson will also be eligible for the health insurance payments and bonus payments for which our other Named Executive Officers are eligible under the Severance Plan. Under Mr. Chiasson’s agreement, “cause” for termination will exist if, generally, Mr. Chiasson:

•	commits an act of fraud, embezzlement or misappropriation against or involving the company,

•	is convicted of any felony involving moral turpitude or dishonesty,

•	commits willful misconduct, wanton misconduct, gross negligence or a material breach of the agreement and which results or is reasonably likely to result in significant harm to the company, or

•	willfully fails to perform his responsibilities and duties under his agreement for 10 business days following receipt of written notice describing past instances of willful failure of performance.

Under his agreement, “good reason” will exist under generally the same conditions specified in the Severance Plan. However, Mr. Chiasson’s agreement includes the same provision that applies to Mr. Dodd (as described above) with respect to a change of control in which Mr. Chiasson does not hold the senior-most position in his functional area in the surviving top-most parent company (excluding any company that is an investment fund or other non-operating company). Similar to the Severance Plan, to resign for good reason under the terms of his agreement, Mr. Chiasson must resign within 70 days after the occurrence, without his consent, of the event giving him good reason, and after having given us 30 days’ written notice (during which time we would have the opportunity to cure the event that he asserts is good reason). If we cure the event, he would not have good reason.

Nancy G. MacIntyre and Peter M. O. Wong

Mr. Wong departed from LeapFrog effective January 31, 2010 and Ms. MacIntyre departed from LeapFrog effective February 5, 2010. Each was eligible for benefits under the Severance Plan. As a result, upon execution of a release agreement, both received the standard benefits under the Severance Plan for a covered termination without a change in control: (i) salary continuation equal to 12 months of her base salary paid in semi-monthly installments; and (ii) 12 months of COBRA benefits. In addition, the compensation committee approved an extension of the exercisability of Mr. Wong’s and Ms. MacIntyre’s outstanding options from the standard three months to twelve months from the date of the cessation of their continuous service, as defined in the 2002 Equity Incentive Plan. Finally, as described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Bonus Awards,” both remained eligible for a bonus payment under our 2009 bonus plan (though no year-end bonuses were ultimately paid under that plan).

The following table shows the amounts of these severance benefits for Ms. MacIntyre and Mr. Wong:

Name of Named Executive Officer	Payment of Base Salary ($)(1)	Health Insurance Payments ($)(2)	Bonus Payment ($)
Nancy G. MacIntyre	300,000	19,750	—
Peter M. O. Wong	240,075	19,760	—

(1)	Amount paid over 12 months in semi-monthly installments ending February 5, 2011 and subject to the terms and conditions of the Severance Plan, including any applicable tax withholding obligations.

(2)	Approximate value of benefit; does not reflect potential increase of insurance premiums in 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, except as follows, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner. On May 19, 2009, Paul T. Marinelli filed a beneficial ownership report on Form 4 disclosing an automatic grant of a stock option to purchase Class A common stock granted to Mr. Marinelli on May 15, 2009. In addition, on September 1, 2009, Thomas J. Kalinske, E. Stanton McKee, Jr., Stanley E. Maron, Caden Wang, David Nagel, William B. Chiasson, Michael J. Dodd, William K. Campbell, Nancy G. MacIntyre, Peter M. O. Wong and Mark A. Etnyre filed beneficial ownership reports on Form 4 disclosing the cancellation of options and issuance of new options in the stock option exchange program effective August 27, 2009. For all such filings, the individuals delegated to us the responsibility to file the reports on their behalf and the filings were late due to logistical difficulties.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Investor Relations department at (510) 420-5150. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2010 annual meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on February 22, 2010, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at www.leapfroginvestor.com under “Financial Information—SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to our investor relations department, attention Karen Sansot, at ir@leapfrog.com, calling (510) 420-5150, or writing to Investor Relations at LeapFrog Enterprises, 6401 Hollis Street, Emeryville, California 94608.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert L. Lattuga Vice President, Legal Affairs and Corporate Secretary

April 21, 2010

LeapFrog Enterprises, Inc.

As a stockholder of LeapFrog Enterprises, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card . Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on June 2, 2010.

Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

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PROXY - Continued from other side

The board of directors recommends a vote FOR the nine nominees for director listed below.				The board of directors recommends a vote FOR Proposal 2.			Please mark your votes like this	☒
PROPOSAL 1:	To elect our nine nominees for director to serve for the ensuing year and until their successors are elected.	FOR all nominees listed (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below:	PROPOSAL 2:	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees: 01 William B. Chiasson 02 Jeffrey G . Katz 03 Thomas J . Kalinske 04 Paul T. Marinelli 05 Stanley E. Maron	06 E. Stanton McKee, Jr 07 David C. Nagel 08 Philip B. Simon 09 Caden Wang	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Dated	, 2010.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held June 3, 2010

This Proxy Statement and our 2009 Annual Report to Stockholders

are available at http://www.cstproxy.com/leapfrog/2010

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PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2010

The undersigned hereby appoints Jeffrey G. Katz and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Emeryville, California to be held on Thursday, June 3, 2010 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the other side)